Exhibit 10.4

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated as of August 10, 2012 between MOKO.MOBI LIMITED, an Australian Corporation (“Moko” or “Buyer”), HOWMARK MOBILE LLC, a New Jersey limited liability company (“Seller”) and the Members (as defined below and solely in respect of Section 5.9).

WHEREAS, Howard Schwartz, Mark Roth, Jimmy Chin, Harris Schwartz, and Joseph Saviano (the “Members”) will be the only members of the Seller on the Closing Date (as hereinafter defined);

WHEREAS, Seller is engaged in the business of operating a mobile advertising platform for advertisers and publishers in the United States and providing a performance marketing network for mobile advertising campaigns (the “Seller’s Business”); and

WHEREAS, (i) Seller desires to sell to Buyer all of the assets constituting the Seller’s Business (as defined above), which represents all or substantially all of the assets of Seller, at the price and on the terms and conditions set forth herein, and (ii) Buyer desires to purchase all of the assets constituting the Seller’s Business from Seller at the price and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person.

“Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, common law, ordinance, binding policy, binding guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, permit or other requirement of any Governmental Authority.

“ASIC” means the Australian Securities & Investments Commission.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning ascribed to it in Section 2.2.

“ASX” means ASX Limited ACN 008 624 691 or any market operated by it.

“Authorizations” has the meaning ascribed to it in Section 3.10.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Records” has the meaning ascribed to it in Section 2.1(g).

“Buyer” has the meaning ascribed to it in the introduction to this Agreement.

“Buyer Indemnitees” has the meaning ascribed in Section 9.1.

“Change of Control” means the consummation of: (a) a merger or consolidation of the Buyer with or into another Person; (b) the sale by the Buyer of all or substantially all the assets of Seller’s Business; (c) a sale of outstanding Shares representing fifty and one tenth percent (50.1%) or more of the aggregate number of voting equity securities of the Buyer then outstanding on an as converted basis; in each case described in clauses (a), (b) and (c) above except where (i) the holders of the voting equity securities of the Buyer outstanding immediately prior to such transaction continue to hold, or receive in connection with such transaction, securities that represent, immediately following such transaction, at least fifty and one-tenth percent (50.1%) of the voting equity securities outstanding on an as converted basis of (x) the acquiring or surviving entity in such transaction, or (y) if the acquiring or surviving entity is a wholly-owned subsidiary of another entity immediately following such transaction, the parent entity of such acquiring or surviving entity; or (d) the liquidation or dissolution of the Buyer (other than in connection with an event described in clauses (a), (b) or (c) above).

“Closing” has the meaning ascribed in Section 8.1.

“Closing Date” means the date on which Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulation issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Confidential Information” has the meaning ascribed in Section 5.3(b).

“Contract(s)” means contracts, instruments, loans, permits, leases, licenses, commitments and other agreements in each case, whether written or oral, proposed, contingent or otherwise.

“Compensation Programs” has the meaning ascribed to it in Section 3.17(b).

“Corporations Act” means the Corporations Act 2001 (Cth).

“Damages” means any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), net of (a) insurance proceeds actually received, and proceeds from related third party indemnification, contribution or similar claims actually received, and (b) an amount equal to any reduction in cash Taxes actually payable which is solely attributable to such Damages.

“Designated Employees” has the meaning ascribed to it in Section 3.18.

“Employee Assets” means all of Seller’s assets, including without limitation, computers, work stations, third party software licensed for such computers or work stations, electronic files, multi-function printers and copiers, office furniture and other tangible assets presently used principally by the Designated Employees which Buyer elects to employ, which are necessary or useful for each such Designated Employee to continue to perform his or their respective duties for Buyer after the Closing without interruption.

“Employer” has the meaning ascribed in Section 6.6.

“Employment Agreement” means each employment agreement (i) between Mark Roth and Buyer and (ii) Jimmy Chin and Employer, in form acceptable to each of them and to Buyer.

“Equipment” means all computer hardware and other equipment used in connection with any aspect of the Seller’s Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning ascribed in Section 2.3.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof and applied on a consistent basis.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Indemnifying Party” means: (a) with respect to any Buyer Indemnitee asserting a claim under Section 9.1, Seller; and (b) with respect to any Seller Indemnitee asserting a claim under Section 9.2, Buyer.

“Indemnitee” means: (a) the Buyer Indemnitees with respect to any claim for which either Seller is an Indemnifying Party under Sections 9.1; and (b) Seller Indemnitees with respect to claims for which Buyer is an Indemnifying Party under Section 9.2.

“Intellectual Property” means patents, copyrights, Trade Secrets, Marks, any registrations or applications with respect to any of the foregoing, any similar or other intellectual property rights, and any rights under or with respect to any of the foregoing, including, without limitation, the right to file patent applications with respect to inventions that have been conceived or reduced to practice in whole or part as of the date hereof, any such applications that are in fact filed, the right to file applications to register copyrights in copyrightable works that have been created in whole or part as of the date hereof, and any such applications that are in fact filed.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Buyer” or “Buyer’s Knowledge” means the actual knowledge Ian Rodwell.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Mark Roth and Jimmy Chin, after a reasonable investigation of the surrounding circumstances.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement.

“Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset and any agreement to grant any of the foregoing, excluding liens for Taxes that are not due and payable or that are being contested in good faith by appropriate legal proceedings in a manner that will prevent foreclosure of the applicable lien during the pendency of such proceedings.

“Listing Rules” means the listing rules published by ASX as amended from time to time.

“Marks” means trademarks, service marks, trade dress and others indicators of source, origin, sponsorship, certification or endorsement, and all goodwill in and to any such trademarks, service marks, trade dress and others indicators of source, origin, sponsorship, certification or endorsement.

“Material Adverse Effect” means a change in, or effect on the operations on (any such item an “Effect”), affairs, condition (financial or otherwise), results of operations, assets, Liabilities, and reserves of the Seller’s Business, taken as a whole, that results in a material adverse change to the Transferred Assets taken as a whole, provided, that such change effect shall exclude any change, effect, event, occurrence, state of facts or development (individually or in the aggregate) generally affecting the industry in which the Seller’s Business operates or attributable to conditions affecting the U.S. economy as a whole or the capital markets in general and which does not disproportionately affect the Seller’s Business, taken as a whole.

“Members” has the meaning ascribed to it in the preamble.

“Non-Competition Agreements” has the meaning ascribed to it in Section 6.7.

“Open Source License” means a software license that includes terms that require source code to be provided or made available to subsequent licensees or sublicensees, or that require any redistribution and use of software in source and binary forms to meet certain specified conditions, or any “free software” license, “public” license or open-source software license.

“Open Source Software” means any Software that is licensed under, covered by or subject to an Open Source License.

“Ordinary Course of Business” means in respect of a Person (a) consistent with the past practices of such Person or (b) in the ordinary course of the normal day-to-day operations of such Person.

“Options” means an option to acquire a Share upon payment of an exercise price equivalent to the 20 day volume weighted average price of Shares at the time of issue of such option or AUD0.05, whichever is the higher value, and expiring on the two year anniversary from the date of issuance.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, estate or other entity or organization, including a Governmental Authority.

“Proceedings” has the meaning ascribed to it in Section 3.7.

“Purchase Price” has the meaning ascribed to it in Section 2.5.

“Receivables” means the trade debts owed to the Seller at Closing in respect of the Seller’s Business including without limitation those listed in Schedule 4 and for the purposes of this definition, a ‘trade debt’ is an accrued obligation to pay which may or may not be presently payable.

“Restricted Activity” means any aspect of the Seller’s Business (other than aspects incidental to the Seller’s Business) as operated prior to the date of this Agreement.

“Required Consents” means the consent of the other party or parties to each Transferred Contract that is required by the terms of such Transferred Contract to be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of such Transferred Contract, the termination thereof, the incurrence of any penalty or fee or adverse change in amounts payable to or by Buyer or obligations of Buyer as compared to Seller or a breach or default thereunder (whether with or without the passage of time, the giving of notice or both), and any other consents required to be obtained prior to the Closing Date for the consummation of the transactions contemplated by the Transaction Documents.

“Seller” has the meaning ascribed to it in the introduction to this Agreement.

“Seller’s Business” has the meaning to it in the introduction to this Agreement.

“Seller’s Disclosure Schedule” has the meaning ascribed to it in Article 3.

“Seller Indemnitees” has the meaning ascribed to it in Section 9.2.

“Seller’s IP” means all of the Seller’s Intellectual Property in or relating to the Seller’s Business, the Seller’s Software, the Seller’s Marks, including, without limitation, all of the Intellectual Property set forth on Schedule 2.1(a). For avoidance of doubt, Seller’s IP includes, without limitation, (a) all of the patents and patent applications referenced in the foregoing sentence that are or have been issued or filed as of the Closing Date (the “Existing Patents and Applications”), (b) all other patent applications that are filed after the Closing Date that disclose or claim any inventions first conceived or reduced to practice in whole or part on or before the Closing Date that relate to the Seller’s Software, including, without limitation, all continuations, continuations-in-part, divisional, reexamined and reissued patent applications and patents that relate to the Existing Patents and Applications, (c) all patents that issue with respect to any of the foregoing patent applications, and (d) all Intellectual Property in or relating to any bug fixes to Seller’s Software created by or for Seller at any time.

“Seller’s Marks” means all Marks used or intended for use in connection with, or otherwise relating to, the Seller’s Software or the Seller’s Business, including without limitation, all of the Marks set forth on Schedule 2.1(a) and the business name “OFFER MOBI”, but excluding “Howmark Mobile”.

“Seller’s Software” means the Software as set forth in the IP Addendum, attached hereto as Schedule 2.2.

“Seller’s Subsidiaries” has the meaning ascribed to it in the introduction to this Agreement.

“Share” means an ordinary share in Moko.

“Software” means all (a) computer programs, applications, systems and code, in both object code and Source Code, including software implementations of algorithms, models and methodologies and program interfaces and (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise.

“Software Licenses” has the meaning ascribed to it in Section 3.8.

“Source Code” means the human-readable version of a computer program that can be compiled into executable or object code.

“Tax” means (a) all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax, business license tax, transfer tax, occupation tax, customs tax, duties or other taxes, fees, assessments or charges, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any amounts described in clause (a) or (b) above, or otherwise.

“Threshold Amount” has the meaning ascribed to it in Section 9.3(b).

“Trade Secrets” means all “Trade Secrets” as defined in the Uniform Trade Secrets Act.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, a bill of sale, patent assignments, trademark assignments, an assignment of the Receivables, and all other agreements and documents entered into by one or more of the parties as contemplated by or in connection with this Agreement and the transactions, in each case in a form satisfactory to the Buyer and Seller.

“Transferred Assets” has the meaning ascribed to it in Section 2.1.

“Transferred Contracts” has the meaning ascribed to it in Section 2.1(c).

“Transfer and Sales Taxes” means all sales tax, use taxes, stamp taxes, conveyance taxes, transfer taxes, filing fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Transferred Assets.

ARTICLE 2

PURCHASE AND SALE

2.1      Purchase and Sale of Transferred Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined below) Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, accept and acquire from Seller, free and clear of any Liens, all assets constituting the Seller’s Business, including without limitation, the following properties, assets, rights and claims, whether tangible or intangible, but excluding the Excluded Assets (the “Transferred Assets”):

(a)      all of the Seller’s IP, including without limitation the Seller’s IP identified on Schedule 2.1(a);

(b)      the Equipment, including without limitation the assets identified on Schedule 2.1(b);

(c)      the Contracts identified on Schedule 2.1(c) (the “Transferred Contracts”) except that Transferred Contracts shall not include any Contract which a Required Consent is necessary and not obtained by Closing save as otherwise provided under Section 5.12;

(d)      the Employee Assets which are listed as Schedule 2.1(d) (as it may be adjusted at Closing;

(e)      all websites, internet domain names, URLs and webpages used or held for use in connection with the Seller’s Business, including without limitation, www.offermobi.com and the other domain names identified on Schedule 2.1(e), together with all Intellectual Property associated therewith other than trademarks set forth therein which are not otherwise part of the Transferred Assets;

(f)       all advertising, marketing and sales materials developed for, or used in connection with, the Seller's Business together with all Intellectual Property embodied therein other than trademarks set forth therein which are not otherwise part of the Transferred Assets;

(g)      all files, invoices, customer lists, records pertaining to customers and end-users (present, past and potential), all supplier lists and records pertaining to suppliers, books of account, files and ledgers, and other records to the extent solely and specifically for the Transferred Assets or the Assumed Liabilities and copies of the Tax books and records (redacted to exclude information not relating to the Transferred Assets or the Assumed Liabilities) relating to the Transferred Assets of the Assumed Liabilities and not otherwise provided pursuant to this clause (g), which shall also be made reasonably available to the Buyer prior to closing to inspect and make copies of, upon reasonable notice to Seller (collectively the “Business Records”);

(h)      the Receivables; and

(i)       all goodwill of the Seller’s Business.

2.2      Assumption of Liabilities. On the Closing Date, Buyer shall deliver to Seller the Bill of Sale, Assignment and Assumption Agreement, in customary form and substance (the “Bill of Sale, Assignment and Assumption Agreement”), pursuant to which Buyer shall assume and agree to discharge all of the following obligations with respect to the Seller’s Business in accordance with their respective terms:

(a)      any and all liabilities, obligations and commitments arising out of the Transferred Contracts, excluding, however, any obligation or liability for performance or non-performance (including without limitation, breach) thereof occurring prior to the Closing Date;

(b)      those Ordinary Course of Business trade accounts payables that are set forth on Schedule 2.2(b); and

(c)      all obligations and liabilities accruing, arising out of, or relating to acts or omissions of Buyer, including the operation of the Seller’s Business and use of the Transferred Assets from and after the Closing Date.

All of the foregoing to be assumed by Buyer hereunder (excepting any Excluded Liabilities) are referred to herein as the “Assumed Liabilities.”

Notwithstanding any provision of this Agreement to the contrary, Buyer shall not assume any liabilities, obligations or commitments of Seller relating to or arising out of the operations of the Seller’s Business or the ownership of the Transferred Assets other than the Assumed Liabilities (the “Excluded Liabilities”).

2.3      Excluded Assets. Notwithstanding anything to the contrary herein, the following assets (the “Excluded Assets”) shall be excluded from the Transferred Assets and retained by Seller:

(a)       all prepaid Taxes and other expenses not included on Schedule 2.3(a);

(b)      all assets of Seller of the kinds described in Section 2.1 which are not used in the Seller’s Business, including, without limitation, those assets listed on Schedule 2.3(b); and

(c)      all legal and equitable privileges, rights and claims against any third parties, and all choses in action relating to the Excluded Assets or Excluded Liabilities.

2.4      Excluded Liabilities. Buyer does not hereby assume, and shall not at any time hereafter (including on or after the Closing Date) become liable for, any liabilities of Seller other than the Assumed Liabilities. Seller shall be permitted, without the consent of Buyer, to (a) negotiate and/or transfer to a new entity any of the Excluded Liabilities in any manner in its sole discretion, so long as such Excluded Liabilities are not to be assumed by Buyer, (b) convert certain outstanding notes of the Seller into membership interests of the Seller, so long as Buyer does not become liable for the payment of any portion of such notes, or (c) pay off certain liabilities at Closing, including, those Excluded Liabilities set for in Schedule 2.4(c) or (d) defer payment in full of certain outstanding notes of Seller, so long as Buyer does not become liable for the payment of any portion of such notes, and in each case PROVIDED THAT nothing the Seller does or proposed to do under this Section 2.4 gives rise to any Lien in respect of the Buyer, the Seller’s Business, or any Transferred Asset.

2.5      Purchase Price. The aggregate purchase price for the Transferred Assets (the “Purchase Price”) is an amount equal to $5,000,000.00 (subject to the below): The Purchase Price shall be payable as follows: (a) Buyer shall pay at Closing the sum of $1,000,000.00 in cash to Seller, (b) 4,000,000 Shares, and (c) the remainder, up to $3,800,000.00, to be earn out payments as more fully set forth be below.

2.6      Earn Out.

(a)       Earn Out Payments.     As set forth in Section 2.5, up to $3,800,000.00 of the Purchase Price shall be in the form of “earn out” payments of cash and Options to be made from Buyer to Seller, its Members or its nominees (at the option of the Members) after the Closing Date in accordance with the terms and conditions of this Section 2.6 (collectively, the

“Earn Out Payments”) on a quarterly basis commencing on the Closing Date and ending on June 30, 2014 (the “Earn Out Period”). Buyer shall pay Earn Out Payments which are due as provided in this Section 2.6 via wire transfer of immediately available funds. The Buyer shall not be entitled to set-off against the Earn Out Payments any amount then alleged to be owed by the Seller to the Buyer in respect of any claim under this Agreement, except in the event of a final determination of a court of competent jurisdiction or as agreed in writing by Seller. Each quarterly Earn Out payment (each, an “Earn Out Payment”) shall equal $475,000.00 subject to adjustment as set forth herein and each such payment shall be made 50% in cash and 50% in Options (subject to the following). The amount of each Earn Out Payment shall be calculated as of the end of each quarter (commencing on December 31, 2012) with payment being made no later than ten (10) business days after the end of every such quarter during the Earn Out Period. The first Earn Out Payment, due December 31, 2012, shall be for the two (2) quarters ending September 30, 2012 and December 31, 2012 and therefore the amount of such Earn Out Payment shall be $950,000.00. In the event Buyer’s Shares are not listed on NASDAQ at the time any Earn Out Payment is due, Buyer shall deliver Shares of equal value in lieu of Options. The Options shall be priced at the 20 day volume weighted average price of the Shares listed on the NASDAQ determined on the date of each applicable Earn Out Payment or AUD0.05, whichever is the higher value, and shall expire on the two year anniversary from the date of issuance.

(b)      Guaranteed Portion.   25% or $118,750 of each Earn Out Payment (the “Guaranteed Portion”) is hereby guaranteed by Buyer and Buyer shall make this payment, at a minimum, every quarter during the Earn Out Period as further set forth herein. All Earn Out Payments shall be made directly as set forth herein.

(c)      Remaining Portion.     The full remaining 75% of each Earn Out Payment (the “Remaining Portion”) shall be due and payable in accordance with this Section 2.6(c) in the event the earnings before interest, tax, depreciation and amortization (EBITDA) of Seller’s Business for each applicable quarter meets the EBITDA Forecast for such quarter as set forth on Schedule 2.6(c) attached hereto (the “EBITDA Forecast”). In the event the EBITDA Forecast in any given quarter is not met, the Remaining Portion due to be paid for such quarter shall be reduced proportionately to the shortfall in actual EBITDA from such quarter’s EBITDA Forecast in 5% increments, subject to adjustment as set forth in Section 2.6(d) below. In the event, actual EBITDA is 25% or more less than the EBITDA Forecast for any quarter, the Remaining Portion of such Earn Out Payment shall be $0 (zero dollars), subject to adjustment as set forth in Section 2.6(d) below. The EBITDA Forecast for the first quarter ending September 30, 2012 shall be adjusted and reduced proportionately based on the Closing Date. By way of example, if the actual EBITDA for the quarter ending March 31, 2013 is 7% less than was forecasted, Buyer will be responsible to pay $451,250 ($475,000.00 x 95%) as the Earn Out Payment (50% in cash/50% in options) for such quarter by April 12, 2013. For the purposes of this Section 2.6, “earnings” shall be defined and calculated as all revenues of Seller’s Business minus only direct operating expenses of Seller’s Business consistent with the past accounting practices of Seller’s Business. Any overhead expense items allocated to Seller’s Business shall be consistent to the allocation made by Seller’s Business prior to Closing. Any expenses of Buyer’s executives or employees (other than the Designated Employees), including, without limitation, entertainment or travel expenses, shall not be subtracted from revenues for the purposes of calculating earnings.

(d)      True Up.        In the event the EBITDA Forecast is not met in any given quarter, the Seller shall have the right to make up for the shortfall in subsequent quarters. This reconciliation will be done twice during the Earn Out Period, once at the end of the first twelve months and once at the end of the Earn Out Period. If the aggregate EBITDA for the twelve month period satisfied the Earn Out requirements, then the Earn Out Payment shall be paid in accordance with the sliding scale as previously set forth.

(e)      Buyer’s Requirements During the Earn Out Period.    During the Earn Out Period, Buyer shall

  i.         not sell, transfer, assign, license or otherwise convey any of Seller’s Business (or any rights with respect thereto) other than in the Ordinary Course of Business;

 ii.         exercise commercially reasonable efforts to conduct Seller’s Business in a manner consistent with prudent business practices that seek to maximize revenues;

iii.         have no less than two personnel in addition to Mark Roth and Jimmy Chin dedicated on a full-time basis to the marketing, promotion, and sales of Seller’s Business;

iv.         spend no less than $2,000,000.00 per year in marketing through Seller’s Business (the “Marketing Contribution”), subject to the Seller’s Business being able to provide such marketing services, mobile traffic, and advertising inventory as required by Moko and such marketing contribution will be used by Seller’s Business to promote and distribute Buyer’s mobile properties such as mbuzzy, Moko, and any other such properties that may be appropriate candidates for Seller’s Business’ distribution methods. A minimum of $100,000.00 per year will be attributed to the gross margin line for Seller’s Business for the purposes of calculating the Earn Out Payments regardless if spent, so long as both Buyer and the Designated Employees use commercially reasonable efforts to spend at least $500,000.00 per year; and

 v.         upon request by Seller or its Member (which shall not be more than four times during the Earn Out Period), Buyer shall provide written information to Seller or its Members which evidences its compliance with its obligations under this Section 2.6(e)(v), and such information shall be provided within 20 days of the written request by Seller or its Members.

(f)       Books and Records.   Buyer shall at all times maintain complete, true and correct books of account in accordance with past practices of the Seller’s Business during the Earn Out Period, which books of account shall be in sufficient detail to enable the Earn Out Payments to be readily computed and verified, including all information pertaining to the EBITDA of Seller’s Business. Buyer shall permit Seller, its Members, its agents and/or independent public accountants, to inspect and audit Buyer’s books and records relating to Seller’s Business during the Earn Out Period (including the right to make copies thereof) during normal business hours and upon reasonable notice to Buyer. In no event may Seller or its Members exercise such right more than once in any three month period during the Earn Out

Period. In the event any such, inspection and/or audit confirms that the EBITDA during any portion of the Earn Out Period have been understated, Buyer shall immediately pay the deficit amount shown to be due as a result of any such inspection or audit unless Buyer disputes such deficient amount in good faith by written notice to Seller or its Members within thirty (30) days after being given notice thereof by Seller or its Members, together with a statement setting forth in reasonable detail the basis for its dispute. Buyer’s determination of EBITDA, if any, for any Earn Out Period shall be conclusive and binding on the Parties hereto unless, within 60 days following the delivery of the final Earn Out Payment, Seller or its Members notifies Buyer in writing that it disagrees with Buyer’s calculation of EBITDA. Such notice shall include Seller or its Members’ statement setting forth in reasonable detail the basis for its dispute. If, in the 15 days following delivery of Seller or its Members’ notice of dispute, Buyer and Seller or its Members cannot reach an agreement on the Earn Out Amount, all such disagreements shall be resolved in accordance with Section 2.6(h).

(g)      Earn Out Default.        If on two or more successive occasions any Earn Out Payments (which are not the subject of a bona fide dispute which is the subject of proceeding under Section 2.6(h)) are not paid when due (an “Earn Out Default”), then upon written notice by Seller or its Members to Buyer thereof and a failure by Buyer to cure both outstanding payments (if not already cured) within twenty (20) days after such notice, an amount equal to the $3,800,000.00 less the Earn Out Payments theretofore paid to Seller or its Members shall become immediately due and payable by Buyer to Seller or its Members in immediately available funds and until paid shall accrue interest thereon at the Default Rate. Further, the acceleration of the unpaid Earn Out Payments shall not be Seller or its Members’ sole and exclusive remedy and Seller or its Members shall not be limited in pursuing any legal or equitable right or claim against Buyer for damages arising out of or related to an Earn Out Default. In the event that Seller or its Members commences legal action to collect such payments, Buyer shall be responsible for and pay all of the attorneys’ fees incurred by Seller or its Members in connection therewith.

(h)      Earn Out Disputes. Disputes regarding EBITDA as well as the Earn Out Payments which are in accordance with the terms hereof shall be resolved as follows: (i) the Parties shall cooperate in good faith to resolve any such dispute as promptly as possible; (ii) in the event that the Parties are unable to resolve any such dispute within 15 days (or such longer period as they may agree upon in writing) of notice of such dispute, such dispute and the appropriate books and records related thereto shall be submitted to, and all issues having a bearing on such dispute shall be resolved by an independent accounting firm approved by both Parties in writing or failing such approval, within five (5) days of being requested by any Party, then by an independent accounting firm (which shall have no past or present relationship with either Party and shall certify thereto to each Party in writing) selected by the American Arbitration Association in accordance with the Commercial Arbitration Rules to be conducted in New York City, New York (such identified accounting firm selected, the “Arbitrator”). Such resolution shall be final and binding on the Parties for purposes of determining the EBITDA and the Earn Out Payments, as appropriate. The Parties shall direct the Arbitrator to use commercially reasonable efforts to complete its work within 30 days following its engagement. The fees, costs and expenses of the Arbitrator shall be paid one-half by Buyer and one-half by Seller or its Members.

(i)       Default Rate. To the extent any amount is not paid by Buyer to Seller or its Members when due hereunder, including any amount which Buyer agrees upon with Seller or its Members was previously due or which is determined to have been due pursuant to this Section 2.6(i), in addition to such amount and any and all other rights of Seller or its Members, Buyer shall pay Seller or its Members interest on such delinquent amount at an annual rate of 10% from the date on which such payment was due until it is paid in full. The Default Rate shall not exceed the maximum effective rate of interest permitted by applicable law or regulation. In the event that such interest would be usurious in Seller’s or its Member’s opinion, Seller or its Members reserve the right to reduce the Default Rate.

(j)       Change of Control.   In the event of a Change of Control, Buyer covenants and guarantees that Buyer will use its best efforts to cause the successor in interest to agree to abide by all covenants in this Agreement.

(k)      Buyer shareholder approval. Buyer shall, at each of the annual general meetings of its shareholders held during the Earn Out Period seek approval of its shareholders pursuant to Listing Rule 7 for any issuances of Shares or Options (a) made pursuant to this Agreement prior to the relevant meeting and not otherwise approved by shareholders, and (b) to be made pursuant to this Agreement in the 3 months following the relevant meeting. Notwithstanding any other provision of this Agreement (including without limitation Section 2.5 and this Section 2.6), Buyer shall not be obliged to issue Shares or Options to Seller pursuant to this Agreement at any time that such issuance would be contrary to any Applicable Law including without limitation the Listing Rules, and any issuance that Buyer would otherwise be obliged to make under this Agreement shall instead be deferred until such time as the issuance is approved by shareholders in accordance with this Section 2.6(k) or 2.62.6(l).

(1)      If at any time during the Earn Out Period the Buyer wishes to issue securities to any person (“Third Party Issuance”) where the effect of such issue would be to make it unlawful for the Buyer to issue Shares or Options to the Seller in accordance with a forthcoming Earn Out Payment without shareholder approval, the Buyer must not:

a.	proceed with the Third Party Issuance until such time as it has obtained shareholder approval for the Third Party Issuance pursuant to Listing Rule 7 so as to permit the issuance to the Seller without shareholder approval; or
b.	agree to proceed with such a Third Party Issuance except subject to a condition precedent that shareholder approval for the Third Party Issuance pursuant to Listing Rule 7 be obtained,

provided that Seller acknowledges that Buyer proposes to undertake, and this Section 2.6(l) shall not apply to, a Third Party Issuance immediately following the execution of this Agreement for the purposes of funding part of the Closing payment due under Section 2.5(a). Buyer undertakes to seek member approval at its forthcoming annual general meeting (required to be held on or before 30 November 2012) in respect of that Third Party Issuance to refresh its issuance capacity.

2.7      Tax Treatment / Allocation of Purchase Price. The parties agree that all amounts paid pursuant to Section 2.5 and Section 2.6 shall be treated as amounts paid for the Transferred Assets and not characterized in any other manner (except as otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code as if such provision applies in the relevant jurisdiction).

(a)          Purchase Price Allocation. Buyer and Seller agree that the Purchase Price (plus any Assumed Liabilities that are treated as consideration for the Transferred Assets for federal income tax purposes) shall be allocated among the Transferred Assets (the “Purchase Price Allocation”). The Purchase Price Allocation shall be made in accordance with the methodology set forth in Schedule 2.7(a). The parties shall make appropriate adjustments to the allocations in the Purchase Price Allocation schedule to reflect any adjustments to the Purchase Price. The parties agree that the Purchase Price Allocation complies with Section 1060 and the Treasury Regulations promulgated thereunder. Each party shall use such Purchase Price Allocation for all purposes.

(b)          Tax Filings. Each of Buyer and Seller shall timely file IRS Form 8594 and all other federal, state, local and foreign Tax Returns in accordance with such Purchase Price Allocation. Neither Buyer nor Seller nor any of their respective Affiliate or representatives shall take any position on any Tax Return or with any taxing authority that is inconsistent with the Purchase Price Allocation as determined pursuant to Section 2.7(a) or the tax treatment as set forth in Section 2.7. Buyer and Seller each agree to promptly provide the other party with any additional information required to complete Form 8594. Buyer and Seller each agree to timely notify the other party, and to timely provide the other party with updates, in the event of an examination, audit or other proceeding regarding the tax treatment of the transactions or the Purchase Price Allocation.

2.8      Payments in advance or arrears.

(a)      The Buyer must pay the Seller: an amount equal to:

 i.        any amounts paid in advance by the Seller for goods or services supplied to the Seller’s Business in the Ordinary Course of Business from Closing for the benefit of the Buyer; and

ii.        any other outgoings and similar amounts paid in advance by the Seller in respect of the Seller’s Business in the Ordinary Course of Business, the benefit of which is received by the Seller’s Business from Closing.

(b)      The Seller must pay the Buyer an amount equal to any income and similar amounts received in advance by the Seller for goods or services to be supplied by the Buyer in respect of the Seller’s Business from Closing.

(c)      The Seller must reimburse the Buyer for:

 i.         amounts paid by the Buyer in arrears for goods or services supplied to the Seller in relation to the Seller’s Business in the Ordinary Course of Business before Closing; and

ii.          any other outgoings and similar amounts paid in arrears by the Buyer in respect of the Seller’s Business where the benefit was received in the Ordinary Course of Business by the Seller in relation to the Seller’s Business before Closing.

(d)      The Buyer must pay the Seller the amount of any income or similar amount received in arrears by the Buyer in respect of goods and services supplied in respect of the Seller’s Business before Closing.

(e)      The amounts to be paid by the Buyer and Seller under this Section 2.8 shall, so far as they have been determined at the time of Closing, be paid as adjustments to the Purchase Price upon Closing, and thereafter from time to time as such amounts are determined.

2.9      Director’s Confirmation. Upon execution of this Agreement, Buyer must deliver to Seller a written confirmation from, each director of the Buyer that each of them shall vote the Shares controlled by them in favor of any resolution proposed by Buyer to approve the transactions contemplated by this Agreement, and the issue of Shares or Options to Seller required pursuant to this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and for Buyer to consummate the transactions contemplated herein and except as set forth on the Seller’s disclosure schedule attached hereto and incorporated herein, comprising schedules numbered according to the sections of this Article 3 and as specifically set forth herein (the “Seller’s Disclosure Schedule”), Seller represents and warrants to Buyer, as of the date of this Agreement and as of Closing (except if another date is specified in the representation or warranty) as follows:

3.1      Existence. Seller is a limited liability company duly organized and validly existing under the laws of the state of New Jersey. Seller is duly qualified to do business as a limited liability company and is in good standing in the jurisdictions where the conduct or nature of the business or the ownership, leasing, holding or use of any property or asset related to or used in connection with the business makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

3.2      Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement and the Transactions Documents to which a Seller is party are within the powers of the Seller and have been duly authorized by each Member and all other necessary action on the part of the

Seller. The capitalization of the Seller is set forth on Schedule 3.2 together with the name of each Member of the Seller. This Agreement has been duly and validly executed by the Seller, and each of the Transaction Documents to which a Seller is party will as of the Closing be duly and validly executed by the Seller, and constitute the legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

3.3      Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents requires no action by, consent or approval of, or filing with any Governmental Authority or other Person other than (a) any actions, consents or approvals otherwise expressly referred to in this Agreement or any schedule hereto; (b) any filings required to be made by Buyer in accordance with Applicable Law; (c) notice filings that are not material to the Seller’s Business; and (d) approvals or filings required by Governmental Authorities outside of the U.S. to effectuate or record the transfer of any Transferred Assets.

3.4      Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents does not and will not (a) contravene or conflict with the organizational documents of Seller, true and correct copies of which have been delivered to Buyer by Seller; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon Seller, its business or any of the Transferred Assets; (c) result in the creation or imposition of any Lien on any of the Transferred Assets; or (d) contravene, conflict with or constitute a violation or breach of any agreement to which Seller is a party or by which Seller has any obligation to third parties pursuant to any Transferred Contracts.

3.5      Ownership and Absence of Liens. Seller is the sole owner of all of the Transferred Assets, free and clear of any Liens. To Seller’s Knowledge, no third party has made any claim or assertion challenging Seller’s sole and exclusive ownership of all right, title and interest in and to the Transferred Assets, free and clear of all Liens, provided, however, certain Intellectual Property has been non-exclusively licensed pursuant to the Transferred Contracts listed on Schedule 3.5. The tangible Transferred Assets are in normal operating condition and free from any significant defects, ordinary wear and tear excepted, and have been properly serviced and maintained by Seller.

3.6      Sufficiency of the Transferred Assets. The Transferred Assets include substantially all of the assets of Seller. Upon consummation of the transactions contemplated by this Agreement (including, without limitation, payment of the Purchase Price), Seller will have sold, assigned, transferred and conveyed to Buyer the Transferred Assets, free and clear of all Liens. The Transferred Assets comprise all of the assets: (a) necessary for Buyer to conduct the Seller’s Business and (b) utilized by Seller in the Seller’s Business and when used in conjunction with the hardware systems and standard third-party desktop/laptop software applications used generally in its operations, will enable Buyer to conduct the Seller’s Business in the manner that Seller has conducted the Seller’s Business during 2012. Without limiting the foregoing, the Transferred Assets are all assets (other than personnel) necessary for Buyer to fulfill the obligations under the Transferred Contracts, and are all operating assets of Seller.

3.7      Litigation.  There are no actions, suits, claims, hearings, arbitrations, proceedings (public or private) or, to the Knowledge of Seller, governmental investigations (“Proceedings”) that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of Seller, threatened with respect to Seller that seek to enjoin or rescind the transactions contemplated by this Agreement or the Transaction Documents, and there are no existing Proceedings, orders, judgments or decrees against or binding upon Seller or any of the Transferred Assets, or that would prevent the performance by Seller of the transactions contemplated by this Agreement.

3.8      Business Records. The Business Records (a) have been properly maintained and are up to date, and (b) do not contain any material inaccuracies or discrepancies.

3.9      Contracts.

(a)      Seller has provided Buyer with true, correct and complete copies of all Transferred Contracts. Except as set forth in Schedule 3.9(a)(i), Seller does not have any contractual relations with any third party in order to use the Seller’s IP to the extent necessary to conduct the Seller’s Business. Without limiting the generality of the foregoing, Schedule 3.9(a)(ii) lists all licenses and other agreements pursuant to which any third party grants Seller any rights in or relating to any software, other technology or any Intellectual Property therein or relating thereto that is incorporated into or used in connection with the development, creation, marketing, copying, sale and distribution of any Seller’s Software or otherwise used or commercialized by Seller in connection with the Seller’s Business, other than licenses for commercially available off-the shelf Software (“Software Licenses”), the term of each Software License, whether the Software License is terminable at-will and whether the licensor can materially modify the terms without the consent of Seller. Except as set forth on Schedule 3.9(a)(iii), Seller is not obligated to pay any on-going license fees, royalties or any other amount to any other Person in connection with the Software Licenses, the operation of the Seller’s Business, any license of the Seller’s IP or any of the transactions contemplated hereunder, and have no liabilities thereunder. Consummation of the transactions contemplated by this Agreement will not result in any increase of any license fees with respect to any of the Software Licenses. Neither Seller nor, to the Knowledge of Seller, any other party to any Software License is in breach or default thereof, and each Software License is fully valid and enforceable in accordance with its terms.

(b)      The Transferred Contracts are within the Ordinary Course of Business of the Seller’s Business and on arms length terms, and do not contain any unusual or onerous provisions.

(c)      No Transferred Contract contains any non-compete or similar provision that will materially restrict the Buyer’s ability to carry on the Seller’s Business from Closing.

(d)      Schedule 3.9(d) sets forth as of the date of this Agreement those leases pertaining to each portion of real property that is leased or used by Seller or its Affiliates in connection with the Seller’s Business. Seller owns all right, title and interest in and have good and valid title in all leasehold estates as set forth in Schedule 3.9(d), in each case free and clear of all Liens.

(e)       The Transferred Contracts are valid and effective in accordance with their terms, and there is not under any of such Transferred Contracts (i) any existing or claimed default by Seller or event which, with the notice or lapse in time, or both, would constitute a default by Seller or (ii) to the Knowledge of Seller, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party. There is no actual or, to the Knowledge of Seller, threatened termination, cancellation or limitation of any of the Transferred Contracts. To the Knowledge of Seller, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Transferred Contracts.

3.10    Permits; No Required Consents. Schedule 3.10(i) sets forth all approvals, authorizations, certificates, consents, licenses, orders and permits of all Governmental Authorities (“Authorizations”), necessary for the operation of the Transferred Assets or the Seller’s Business in substantially the same manner as currently operated by Seller. No approvals, authorizations, certificates, consents, licenses, orders, permits or other authorizations of any Governmental Authorities are required to manufacture, use, sell or otherwise exploit the Transferred Assets consistent with the manner in which the Transferred Assets are or have been manufactured, used, sold or otherwise exploited by Seller. Schedule 3.10(ii) sets forth the Required Consents that must be obtained prior to the Closing Date. Except as set forth in Schedules 3.10(i) and 3.10(ii) and notwithstanding anything contained in the Seller’s Disclosure Schedule, no consents are required for the sale of the Transferred Assets by Seller to Buyer.

3.11    Compliance with Applicable Laws. Seller is not in violation of any Applicable Law or any order, writ, injunction or decree of any Governmental Authority applicable to the Seller’s IP or the Seller’s Business. All documentation, correspondence, reports, data, analysis and certifications relating to or regarding the Transferred Assets filed or delivered (or, if amended, as of the date for which such amendment speaks) by or on its behalf to any Governmental Authority were true and accurate when so filed or delivered and remain, to the extent required by any Applicable Laws.

3.12    Conditions or Warranties for Goods/Services Supplied. Except for a condition or warranty implied by law or contained in its standard terms of business, the Seller in connection with the operation of the Seller’s Business has not given a condition or warranty, or made a representation, in respect of goods or services supplied or agreed to be supplied by it, or accepted an obligation that could give rise to a liability after the goods or services have been supplied by it, which will, or would reasonably be likely to have a material adverse effect on the Seller’s Business.

3.13    Intellectual Property.

(a)      Schedule 3.13(a) sets forth an accurate and complete list, as of the date hereof, of (i) all patents, registered copyrights, Marks and applications for any of the foregoing owned, licensed or used in the Seller’s Business by Seller; and (ii) all Seller’s Software. No

other intellectual property rights, privileges, Software Licenses, contracts or other instruments, or evidences of interest are necessary to or used in the conduct of the Seller’s Business. The consummation of the transactions contemplated under the Transaction Documents will not alter, impair, or extinguish any of Seller’s IP.

(b)      To the Knowledge of Seller, the Seller has taken all commercially reasonable actions to maintain and protect its rights, in the Seller’s IP including, without limitation, by maintaining the confidentiality of its related Trade Secrets. Without limiting the generality of the foregoing, and except as noted on Schedule 3.13(b) or from whom Seller has purchased Seller’s Software, Seller has not disclosed to any Person other than Buyer and to Seller’s Knowledge no Person other than Buyer and Seller’s Affiliates have had access to any Source Code with respect to any Seller’s Software. Neither Seller nor any Affiliate thereof nor any other Person other than Buyer shall have any right under any circumstances or conditions to receive access to any such Source Code at any time after the Closing Date. All Persons (including, without limitation present and former employees of Seller) who have developed any Seller’s IP have executed and delivered to Seller a valid and enforceable agreement providing for an assignment to Seller with respect to such Person’s rights in any Seller’s IP. All Persons who have worked for Seller, whether as employees or independent contractors, in developing the Seller’s Business or who had access to Seller’s IP, also have executed and delivered to Seller a valid and enforceable agreement providing for the nondisclosure by such Person of any confidential information of Seller. All of such agreements are listed in Schedule 3.13(b) and copies thereof have been delivered to Buyer. All such agreements are and will continue to be in effect after the Closing and, to the Knowledge of Seller, there have been no breaches of such agreements or of any of any Seller’s security measures or unauthorized access to the Seller’s IP. At no time during the conception or reduction to practice of any Seller’s IP was any developer, inventor or other contributor to such Seller’s IP operating directly or indirectly under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contract with any third Person that could adversely affect the rights of Seller, and upon the Closing, Buyer to such Seller’s IP.

(c)       To the Knowledge of Seller, all of the Seller’s IP is valid, enforceable and subsisting. Seller has not received any notice or claim challenging or questioning the ownership, validity or enforceability of any Seller’s IP.

(d)      Except for nonexclusive licenses granted by Seller in the Ordinary Course of Business to its customers in substance identical to one of the forms of customer license set forth on Schedule 3.13(d), neither Seller nor any Affiliate thereof has granted or purported to grant to any Person (other than Buyer) any license or other right or interest under or with respect to the Seller’s Software or any Seller’s IP, except as set forth in Schedule 3.13(d).

(e)      To the Knowledge of Seller, neither the Seller’s IP nor the conduct by Seller of the Seller’s Business infringes, misappropriates or dilutes any Intellectual Property of any third Person. Seller has not received any notice or claim asserting or suggesting that any such infringement, misappropriation or dilution may be occurring or has occurred (including, without limitation, offers to license), nor, to Seller’s Knowledge, is there any basis therefor. To Seller’s Knowledge, no third party is misappropriating, infringing or diluting any Seller’s IP.

(f)       Except as set forth on Schedule 3.13(f), no Open Source Software has been incorporated into or used or distributed with any of the Seller’s Software or otherwise used by Seller in any respect in or in connection with the Seller’s Software, in a manner that requires any publishing of Seller’s Software source code. None of the Seller’s Software is covered by or subject to any Open Source License that requires that source code to be published or made freely available. Seller has not created any derivative work based upon any Open Source Software that is used by Seller in connection with the Seller’s Business in a manner that requires that those derivative works be published or made feely available. None of the Seller’s IP itself is Open Source Software.

(g)     The Seller’s Software substantially conforms to the specifications set forth on Schedule 3.13(g)(i). The Seller’s Software includes no bugs, errors or specification nonconformities that would, or could be reasonably expected to, give rise to a Material Adverse Effect. A list of all bugs, errors or specification nonconformities related to Seller’s Software known to Seller is set forth on Schedule 3.13(g)(ii). Schedule 3.13(g)(iii) sets forth all reported problems, bug reports, technical support incidents and warranty claims made with respect to the Seller’s Business during 2010 and 2011. Schedule 3.13(g)(iv) set forth all of Seller’s patches, bug fixes, updates and software releases (including new product releases) with respect to the Seller’s Business during 2011 and 2012.

(h)     Except for the items of third-party software specifically identified in Schedule 3.13(h), (i) Seller owns all right, title and interest in and to the Seller’s Software and all Intellectual Property therein or relating thereto and (ii) the Seller’s Software was written in its entirety by either employees or third party contractors of the Seller acting within the course and scope of their employment or contracts. Accordingly, Seller is deemed to be the author, for purposes of the United States Copyright Act, 17 U.S.C. § 101, et, seq. of those portions of the Seller’s Software that was written by its employees, and assignees of the copyrights to works of which contractors were the author.

(i)       Schedule 3.13(i) contains a complete list and description of all products (other than the Seller’s Software) used by or on behalf of Seller to develop the Seller’s Software (“Seller’s Tools”) specifying to each item, as applicable: (i) the nature and purpose of the item, including the title, (ii) the owner of the item, and (iii) if Seller is not the owner thereof, the title of the licenses or other Contracts or arrangements pursuant to which Seller has or had the right to use Seller’s Tools.

(j)       In connection with the Seller’s Business to Seller’s Knowledge, the activities of Seller’s current and past employees, officers, directors and contractors in connection with their employment or contractual or other relationship with Seller did not and do not violate any agreements or arrangements that any such employees or consultants had or have with any former employer or any other Person. No litigation (or other proceeding in or before any Governmental Authority or arbitral body) charging Seller with infringement or unauthorized or unlawful use of any Seller’s IP is pending, or to Seller’s Knowledge, threatened; nor, to Seller’s Knowledge, is there any reasonable basis for any such litigation or proceeding.

(k)      Each present or past employee, officer, director, consultant or any other Person who authored, conceived, created, developed or reduced to practice any part of any Seller’s IP, either: (i) is a party to a Contract that conveys or obligates such Person to convey to Seller any and all right, title and interest in and to all such Seller’s IP authored, conceived, created, developed or reduced to practice by such Person, (ii) as to copyrighted or copyrightable material created in the course of such Person’s employment with or engagement on behalf of Seller is a party to a “work made for hire” Contract pursuant to which Seller is deemed as a matter of Law to be the original owner/author of all proprietary rights in such material, or (iii) otherwise has by operation of Law vested in Seller any and all right, title and interest in and to all such Seller’s IP authored, conceived, created, developed or reduced to practice by such Person. To Seller’s Knowledge, at no time during the conception or reduction to practice of any Seller’s IP was any developer, inventor or other contributor to such Seller’s IP operating directly or indirectly under any grants from any governmental authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contract with any Person that could adversely affect the rights of Seller, and upon the Closing, Buyer to Seller’s IP.

3.14    Advisory Fees. Seller will be paying a finder’s fee to Corporate Finance Partners Group if the transactions contemplated hereunder close. Except for the foregoing, there is no broker, finder, agent or other intermediary that has been retained by or is authorized to act on behalf of Seller who is entitled to any fee, commission or reimbursement of expenses upon consummation of the transactions contemplated by the Transaction Documents.

3.15    Taxes. Seller has timely paid all Taxes with respect to the Seller’s Business when the same have become due. Seller has complied with all Applicable Laws relating to the withholding and collection of Tax with respect to the Seller’s Business, and has timely reported such amounts and paid them over to the applicable taxing authority.

3.16    Financial Statements. Attached hereto as Schedule 3.16 are copies of the Financial Statements. The Financial Statements are complete and correct in all material respects, have been prepared in accordance with Seller’s books and records and in conformity with the practices consistently applied by Seller without modification of the accounting principles used in the preparation thereof, and present fairly the financial position, expenses and cash flows of Seller with respect to the Seller’s Business as at the dates and for the periods indicated. Without limiting the foregoing, the Financial Statements include all liabilities (actual or contingent) of the Seller’s Business at the relevant balance date in accordance with the foregoing requirements. Seller is not now insolvent, nor will it be rendered insolvent. No bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law has been commenced with respect to Seller.

3.17    Absence of Liabilities, Changes and Events. Since June 30, 2012, Seller has not (a) incurred any material debts, liabilities, claims against or obligations, and to Seller’s Knowledge, there is no reasonable legal basis therefor, that may adversely affect Seller’s ability to perform its obligations hereunder or under the other Transaction Documents or may adversely affect the ownership of the Transferred Assets or the use thereof by Buyer in the manner currently used by Seller, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including but not limited to liabilities on account of taxes, other governmental charges, duties, penalties, interest or fines; (b) sold, assigned, transferred or licensed any tangible or intangible asset of Seller used in the operation of the Seller’s Business other than in the Ordinary Course of Business; (c) modified or terminated any Software License; (d) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of Seller who primarily perform services with respect to the Seller’s Business; (e) entered into a contract with a commitment exceeding $20,000 per annum or for a term exceeding 1 year, except as set forth on Schedule 3.17(e); (f) agreed or offered, to take any action described in (a) through (e) above, or (g) had a Material Adverse Effect or to Seller’s Knowledge, has there been any occurrence or event that could reasonably be expected to have a Material Adverse Effect.

3.18    Employment and Labor Matters. Schedule 3.18(i) lists all employees of Seller who primarily perform services with respect to the Seller’s Business (the “Designated Employees”). Additionally, Seller currently retains certain persons to perform services as independent contractors who are not employees, and are listed on Schedule 3.18(ii). Seller has complied in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health. With respect to the Designated Employees:

(a)      except for routine government inquiries, examinations and inspections which Seller has no reason to believe are material, there are no charges, governmental audits, investigations, administrative proceedings or complaints, grievances or actions concerning the employment practices of Seller pending, nor has Seller been expressly notified of any such matter being threatened, before any federal, state or local agency or court and, to the Knowledge of Seller, no basis for any such matter exists;

(b)      Seller is not a party to any union or collective bargaining agreement, no union attempts to organize its employees have been made, nor are any such attempts now threatened;

(c)      Seller has not experienced any organized slowdown, work interruption, strike, or work stoppage by any of its employees;

(d)      none of such employees have filed any complaints against Seller or any officers or employees of Seller, initiated any Proceedings against Seller or been the subject to any disciplinary actions by Seller;

(e)      Seller will not incur any Liability to any such employee or violate any Applicable Laws respecting employment and employment practices as a result of the transactions contemplated by this Agreement; and

(f)       Seller has valid written documentation that each such employee is a U.S. resident or is authorized to work in the U.S. and has delivered such documentation to Buyer.

3.19              Employee Benefit Matters.

(a)      A true, correct and complete list of the names, titles, base salaries, bonus information, date of hiring, sick and vacation leave that is accrued and unused and all other benefits of the Designated Employees as of the date hereof is included on Schedule 3.19(a). To Seller’s Knowledge, except as contemplated by this Agreement (i) it is not expected that any of the Designated Employees will be terminating employment with Seller prior to the Closing Date or (other than Mark Roth or Jimmy Chin) will commence employment with Buyer as of the Closing Date, (ii) none of the Designated Employees or former employees of Seller have violated any confidentiality agreement or covenant not to compete and (iii) none of the Designated Employees have violated (A) any material Applicable Laws in the course of their employment with the Seller, or (B) any material Seller’s policies, in each case excepting such violations as would not be expected to have a Material Adverse Effect. All former or current employees (whether or not Designated Employees) which have or had information or access to information regarding the Transferred Assets have entered into a customary confidentiality and covenant not to compete agreement with Seller which are and will continue to be in effect after the Closing.

(b)      The Designated Employees receive benefits or are eligible under only unwritten incentive compensation, material fringe benefit, material payroll or employment practice, bonus, option, stock purchase, severance, sick pay, salary continuation, deferred compensation, supplemental executive compensation plans, employment agreements (other than those terminable at will without severance) and consulting agreements for the benefit of their officers, directors, employees, former employees, or independent contractors as are listed in Schedule 3.19(b) (the “Compensation Programs”).

(c)      Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby or by the Transaction Documents will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any Designated Employee, (ii) increase any benefits otherwise payable under any Pension Plan, Welfare Plan or Compensation Program to any Designated Employee, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

3.20    Insurance. With respect to the Seller’s Business, Seller maintains insurance policies that are customary and adequate, including, without limitation, general liability employer’s liability, business liability and errors and omissions policies. All such insurance policies are listed on Schedule 3.20 and are in full force and effect and enforceable in accordance with their terms. All of the Transferred Assets and the use of the Transferred Assets of an insurable nature are insured by Seller in such amounts and against such losses or risks as is customary and usual, as required by Applicable Law and as required by Contract.

3.21    Disclosure.

(a)      To the Knowledge of the Seller, the information concerning the Seller’s Business prepared by or on behalf of the Seller and contained in the Seller’s Disclosure Schedule is accurate in all material respects. The Seller has not included any information in the Seller’s

Disclosure Schedule which it is aware is misleading in any material respect, and, to the Knowledge of the Seller, no information has been omitted from the Seller’s Disclosure Schedule which would render the Seller’s Disclosure Schedule misleading in any material respect. In the event Seller learns of any information omitted from the Seller’s Disclosure Schedule after the date hereof but prior to Closing, Seller shall be permitted to supplement such Disclosure Schedule to add such omitted information and the provisions of Section 10.1(e) shall apply.

(b)      The Seller has disclosed all information which a prospective buyer in the Buyer’s position would reasonably require for the purpose of making a decision whether to acquire the Seller’s Business and assume the Assumed Liabilities.

3.22    No Other Representations and Warranties. Except as expressly set forth in this Article 3, Seller does not make any representation or warranty, express or implied, at law or in equity, with respect to Seller, its Affiliates, its businesses or financial condition or any of its assets, liabilities or operations or any other matter, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and for Seller to consummate the transactions contemplated herein, Buyer represents and warrants to Seller, as of the date of this Agreement (except if another date is specified in the representation or warranty) as follows:

4.1      Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Australia and has all corporate power to enter into this Agreement and consummate the transactions contemplated this Agreement and the Transaction Documents.

4.2      Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement and the Transaction Documents are within the corporate powers of Buyer and have been duly authorized by all necessary corporate or member action on the part of Buyer, including without limitation, any necessary board or shareholder approval. This Agreement has been duly and validly executed by Buyer and each of the Transaction Documents will be duly and validly executed by and does or will constitute the legal, valid and binding agreement of Buyer, enforceable against such party in accordance with its terms, subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

4.3      No Registration Required. Subject to the accuracy of the representations and warranties set forth in Article 3, it is not necessary in connection with the offer, sale and delivery of the Shares to Seller in the manner contemplated by this Agreement to register the Shares under the Securities Act. The Shares shall be freely transferable by Seller to its Members, note holders, and other related parties.

4.4      The Shares. Shares have been duly and validly authorized by all necessary corporate action on the part of Buyer and, when issued and delivered against payment therefor in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and non-assessable.

4.5      Governmental Authorization, Other Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents requires no action by, consent or approval of, or filing with any Governmental Authority or other Person other than any actions, consents or approvals otherwise expressly referred to in this Agreement and any filings that Buyer shall make in accordance with Applicable Law.

4.6      Litigation. There are no Proceedings that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of Buyer, threatened with respect to Buyer that seek to enjoin or rescind the transactions contemplated by this Agreement or the Transaction Documents, and there are no existing Proceedings, orders, judgments or decrees against or binding upon Buyer that could reasonably be expected to prevent the performance by Buyer of the transactions contemplated by this Agreement.

4.7      Advisory Fees. There is no broker, finder, agent or other intermediary who has been retained by or is authorized to act on behalf of Buyer or its Affiliates and is entitled to any fee, commission or reimbursement of expenses upon consummation of the transactions contemplated by the Transaction Documents. For the avoidance of doubt, no employee, officer or director of Buyer is considered to be a broker, finder, agent or other intermediary of Buyer. Buyer consents to Corporate Finance Partners Group acting as a finder for Seller and receiving a finder’s fee from Seller as described in Section 3.12.

4.8      Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents does not and will not (a) contravene or conflict with the organizational documents of Buyer, true and correct copies of which have been delivered to Seller by Buyer; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon Buyer; or (c) contravene, conflict with or constitute a violation or breach of any agreement to which Buyer is a party.

4.9      Financing. The funds available to Buyer are, as of the date hereof, and will be as of the Closing Date, sufficient to enable Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents and deliver the Purchase Price at Closing. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that they have sufficient funds for payment of the Purchase Price.

4.10    No Other Representations and Warranties. Except as expressly set forth in this Article 4, Buyer will not make any representation or warranty, express or implied, at law or in equity, with respect to Buyer, its Affiliates, its businesses or financial condition or any of its assets, liabilities or operations or any other matter, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 5

COVENANTS OF THE PARTIES

5.1     Further Assurances. The parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement on a timely basis the transactions contemplated by this Agreement. In addition, at such times and from time to time on and after the Closing Date, upon reasonable request by Buyer, Seller will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, licenses, powers of attorney, and assurances that may reasonably be required for the better conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, Buyer all of the Transferred Assets and to otherwise carry out the purposes of this Agreement.

5.2     Certain Filings. Without limiting the generality of Section 5.1, the parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is reasonably necessary or appropriate, or any action, consent, approval or waiver from any party to any of the Seller’s IP is reasonably necessary or appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information reasonably required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

5.3     Public Announcements; Confidentiality.

(a)      The parties agree that prior to issuing any other press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, each party shall so advise the other party hereto, and the parties shall thereafter use their reasonable efforts to cause a mutually agreeable release or announcement to be issued. Notwithstanding the foregoing, (a) the parties may, on a confidential basis, release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates, agents, accountants, attorneys, prospective lenders, advisors or investors; and (b) nothing in this Agreement shall prevent or delay the Buyer from making such announcements as may be required by Applicable Law (including without limitation the Listing Rules).

(b)      “Confidential Information” means any confidential business or technical information relating to the operations, business plans, or intellectual property of the Seller’s Business and includes without limitation the Seller’s Software, the Seller’s IP, and all other confidential information relating to the Seller’s Business, but excludes (i) information Buyer discloses to any third party who has not agreed to non-disclosure restrictions similar to those contained in this Section 5.3(b), (ii) information that is or becomes known to any member of the public or are or enter the public domain, other than by Seller’s fault, (iii) information rightfully disclosed to Seller by a third party that is legally free to disclose such matters; and (iv) information developed by Seller, alone or with others, that does not materially utilize the Confidential Information. Except as otherwise required by law, from and after the Closing Date, Seller shall not, without the prior written consent of Buyer, disclose to any other Person or use (whether for the account of Seller or any other party) any Confidential Information or any proprietary work product of Buyer, any client of Buyer or its Affiliates; provided, however that Seller may disclose to its members, accountants, attorneys, lenders and potential investors Tax and financial information relating to its ownership and operation of the Seller’s Business. In the event that Seller believes that it is required to disclose any such Confidential Information pursuant to applicable Laws, Seller shall give timely written notice to Buyer so that Buyer and its Affiliates may have an opportunity to obtain a protective order or other appropriate relief. Seller shall cooperate fully in any such action by Buyer and its Affiliates.

5.4     Specific Performance. The parties hereto recognize and agree that money damages would not be an adequate remedy for a breach by Buyer or Seller of Sections 5.1, 5.2, 5.3, 5.8 and 5.9. Accordingly, if there should be a breach or threatened breach by Buyer or Seller of Sections 5.1, 5.2, 5.3, 5.8 or 5.9 of this Agreement, the non-breaching party shall be entitled to an injunction restraining the breaching party from any breach without showing or proving actual damages. Nothing in the preceding sentence shall, limit or otherwise affect any remedies that Buyer or Seller may otherwise have under Applicable Law.

5.5     Offer of Employment. Seller shall cooperate with Buyer and seek to obtain on behalf of Buyer (or Buyer’s Affiliate) the acceptance of an offer of employment by Mark Roth and Jimmy Chin, and Seller consents to Buyer communicating directly with Mark Roth and Jimmy Chin about offers of employment. Except for obligations to Seller, to the Knowledge of Seller, Mark Roth and Jimmy Chin are not obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (a) conflicts or may conflict with his agreements and obligations to use his best efforts to promote the interests of Buyer, (b) conflicts or may conflict with the business or operations of Buyer, or (c) restricts or may restrict the use or disclosure of any information that may be useful to Buyer. Without regard to whether Buyer (or Buyer’s Affiliate) employs Mark Roth or Jimmy Chin, Seller shall be solely responsible for all outstanding payments due to Mark Roth and Jimmy Chin under their existing terms of employment with Seller (including but not limited to salary, severance obligations, vacation pay or any other payment) through the Employment and Closing Date and Seller acknowledges and agrees that neither Buyer nor any Buyer Affiliate shall assume or in any fashion be bound by any employment contract between Seller and Mark Roth or Jimmy Chin. Mark Roth and Jimmy Chin shall assist Buyer in the orderly transition of the Seller’s Business, including without limitation, the transfer of relationships of the Seller’s Business, maintaining the customer management of the Seller’s Business, and the collection, of revenues.

5.6     Required Consents. As promptly as practicable after the execution of this Agreement, Seller shall use commercially reasonable efforts to obtain, at Seller’s cost and expense, all Required Consents.

5.7     Third Party Notification. Each party agrees to inform any actual or potential third party purchasers, licensees, or transferees of the restrictions imposed by the Transaction Documents on the rights licensed to or retained by Seller, and on the rights acquired by Buyer, in this transaction.

5.8     Non-Solicitation of Mark Roth and Jimmy Chin. Provided that Closing occurs, neither Seller, its Affiliates nor any of its successors or assigns shall, during a period of two (2) years after the Closing Date, directly or indirectly, solicit to hire (other than a solicitation by general advertisement), hire, divert, entice away (or in any manner persuade or attempt to do any of the foregoing whether as an employee, consultant, or in any other capacity), Mark Roth or Jimmy Chin.

5.9     Non-Competition,

(a)      For a period of two (2) years from and after the Closing Date, neither Seller nor the Designated Employees shall (i) solicit, induce or cause any Person with whom Seller had a business relationship with respect to the Seller’s Business to reduce or terminate such Person’s business relationship with Buyer or its successors or assigns; and neither the Seller nor the Designated Employees shall, directly or indirectly, approach any such Person for any such purpose, or authorize or assist in the taking of any of such actions for any such purpose or authorize or assist in the taking of any such actions by any Person, (ii) engage in any Restricted Activity, (iii) acquire, or own in any manner, any interest in any Person that engages in any Restricted Activity, or that engages in any business, activity or enterprise that competes with any aspect of any of Restricted Activity, or (iv) be interested in (whether as an owner, director, officer, partner, member, manager, joint venturer, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any Restricted Activity or in any business, activity or enterprise that competes with any Restricted Activity within the United Kingdom, United States, Europe, the Middle East, Japan, Australia, South East Asia, Canada, Latin America, or any other territories that Buyer currently operates within; provided, however, that this Section 5.9 shall not apply to the ownership of not more than five percent (5%) of the outstanding stock of any Person who has a class of securities that is publicly traded, further, provided, however, Mark Roth shall be permitted to continue to own OfferVault but must dedicate himself to operate the Business in the manner required by the Employment Agreement.

(b)      Howard Schwartz, shall be bound by the non-competition provisions set forth in Schedule 5, Section 5.9(b).

(c)      Harris Schwartz and Joseph Saviano, shall be bound by the non-competition provisions set forth in Schedule 5, Section 5.9(c).

5.10   Preparation of and Assistance with Financial Statements. From and after the date hereof, Seller shall use commercially reasonable efforts to (i) provide Buyer with such information concerning Seller and the Seller’s Business, (ii) provide Buyer with reasonable access, during normal business hours and in a manner as not to interfere with the normal business operations of Seller and to Seller’s accounting personnel.

5.11   Seller’s Name. From and after the Closing, neither Buyer nor any of its Affiliates shall use the name “Howmark Mobile” for any purposes, including without limitation, in conducting business operations, as part of a corporate name, as a Mark, as part of a website, internet domain name, URL or webpage, or otherwise. From and after the Closing, neither Seller nor any of its Affiliates shall use the Seller’s Marks for any purposes, including without limitation, in conducting business operations, as part of a corporate name, as a Mark, as part of a website, internet domain name, URL or webpage, or otherwise.

5.12    Required Consents. Seller shall use commercially reasonable efforts to obtain all Required Consents for all Transferred Contracts as promptly as practicable after the date hereof and shall cooperate with Buyer in connection with the foregoing. If Schedule 2.1(c) reflects that a Contract is still under review, or if a Required Consent is not obtained prior to the Closing and Buyer elects to waive the condition that such Required Consent be obtained prior to Closing, (a) Seller shall continue to use commercially reasonable efforts to obtain such Required Consent as promptly as practicable after the Closing Date, (b) Seller shall continue to maintain in effect the lease for its office, located at 39 Brownstone Way, Upper Saddle River, New Jersey 07548, (c) until such time as Required Consents are obtained for any other Transferred Contract for which a Required Consent is necessary, Seller shall, without any cost to Buyer, provide Buyer with all benefits of Seller under such Transferred Contracts, (d) Buyer may at any time elect not to accept an assignment of a Transferred Contract for which a Required Consent has not been obtained or if Schedule 2.1(c) reflects that a Contract is still under review, in which event Buyer shall have no obligations thereunder and such Transferred Contract shall instead be part of the Excluded Assets, and (e) at such time as such Required Consents are obtained after the Closing or Buyer elects to accept a Transferred Contract which was still under review, Seller shall, within three days of request by Buyer, deliver to Buyer an executed assignment and assumption agreement with respect to such Transferred Contract.

5.13    Period Before Closing. Between the date of this Agreement and the earlier of Closing and termination of this Agreement, the Seller must ensure that the Seller’s Business is conducted materially in the Ordinary Course of Business of the Seller and, in particular, the Seller must comply with each of the undertakings set out in Schedule 1. The Seller must promptly notify the Buyer of any abnormal or unusual events with respect to the Seller’s Business or occurrence of any event outside the Ordinary Course of Business.

5.14    Access. During the period between the date of this Agreement up to the earlier of Closing and termination of this Agreement, the Seller must ensure that the Buyer and persons authorized by the Buyer (a) are given reasonable, non-disruptive access during normal business hours and on reasonable notice, to inspect the Transferred Assets; and (b) have reasonable access to senior management of the Seller.

5.15    Receivables. At Closing, the Seller must assign the Receivables to the Buyer by executing an assignment of the Receivables (in the agreed form) and giving directions to the debtors to pay the Receivables to the Buyer (in the agreed form) and the Buyer must accept the assignment.

5.16    Cooperation. The Parties shall use their commercially reasonable efforts to cooperate with each other in order to consummate the transaction contemplated hereby. In addition, Buyer shall use its best efforts to cooperate with and assist Seller with the transfer of Shares or Options obtained from Buyer in connection with this Agreement to Seller’s members, note holders, related Persons or affiliated entities, provided that nothing in this Section 5.16 shall be taken to require the Buyer to incur any cost or expense.

ARTICLE 6

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

6.1      Representations, Warranties and Covenants. Seller’s representations and warranties not qualified by materiality contained in this Agreement will be accurate and true in all material respects and Seller’s representations and warranties qualified by materiality contained in this Agreement will be accurate and true in all respects, and such representations and warranties will be accurate in all material respects, if unqualified by materiality, or in all respects, if qualified by materiality, on and as of the Closing as though such representations and warranties were made as of the Closing. Seller shall have performed all of its obligations and complied with all of their covenants that they are required to perform or to comply with pursuant to this Agreement at or prior to the Closing in all material respects prior to or as of the Closing Date. Seller shall have delivered to Buyer a certificate in form and substance satisfactory to Buyer dated as of the Closing Date and executed by its chief executive officers to all such effect.

6.2      Required Consents. All Required Consents shall have been obtained other than those Required Consents which are to be obtained after Closing.

6.3      No Injunction, etc. Consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

6.4      Transaction Documents. Seller shall have executed and delivered to Buyer the Assignment and Assumption Agreement and all other Transaction Documents to which Seller is a party.

6.5      Secretary’s Certificate. Buyer shall have received from Seller a certificate, dated as of the Closing Date, executed by the Secretary of Seller, certifying the incumbency of the respective Seller’s officers who are executing the Transaction Documents and any certificates, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the other Transaction Documents.

6.6      Employment Agreement. Buyer or Moko.Mobi, Inc. (“Employer”) shall have reached an agreement with Mark Roth and Jimmy Chin to accept employment on terms as set forth in further detail in the Employment Agreements for each attached hereto. Mark Roth and Jimmy Chin shall have executed and delivered to Buyer the Employment Agreement prior to the Closing Date, to be effective as of the Closing Date.

6.7      No Material Adverse Effect. No Material Adverse Effect shall have occurred.

6.8      Shareholder Approval. Buyer shall have obtained any necessary shareholder approval under Listing Rule 7 in respect of the issue of Shares under Section 2.5(c) and any other necessary shareholder approvals required to complete and give effect to this Agreement and the transactions contemplated by it, in accordance with all applicable Listing Rules and the provisions of the Corporations Act, and such other approvals as may be required by ASX or ASIC to complete and give effect to this Agreement and the transactions contemplated by it.

ARTICLE 7

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller under this Agreement shall, at Seller’s option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

7.1      Representations, Warranties and Covenants. Buyer’s representations and warranties not qualified by materiality contained in this Agreement will be accurate and true in all material respects and Buyer’s representations and warranties qualified by materiality contained in this Agreement will be accurate and true in all respects, and such representations and warranties will be accurate in all material respects, if unqualified by materiality, or in all respects, if qualified by materiality, on and as of the Closing as though such representations and warranties were made as of the Closing. Buyer shall have performed all of its obligations and complied with all of their covenants that they are required to perform or to comply with pursuant to this Agreement at or prior to the Closing in all material respects prior to or as of the Closing Date. Buyer shall have delivered to Seller a certificate in form and substance satisfactory to Seller dated as of the Closing Date and executed by an authorized officer to all such effect.

7.2      No Injunction, etc. Consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

7.3      Other Transaction Documents. Buyer shall have executed and delivered to Seller the Assignment and Assumption Agreement and all other Transaction Documents to which either of them is a party.

7.4      Secretary’s Certificate. Seller shall have received from Buyer a certificate, dated as of the Closing Date, executed by the Secretary, certifying the incumbency of their respective officers who are executing the Transaction Documents and any certificates, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the other Transaction Documents. Buyer shall include evidence of any required shareholder approval.

7.5      Shareholder Approval. Buyer shall have obtained shareholder approval under Listing Rule 7 in respect of the issue of Shares under Section 2.5(c) and any other necessary shareholder approvals required to complete and give effect to this Agreement and the transactions contemplated by it, in accordance with all applicable Listing Rules and the provisions of the Corporations Act, and such other approvals as may be required by ASX or ASIC to complete and give effect to this Agreement and the transactions contemplated by it.

ARTICLE 8

CLOSING

8.1      Closing Date. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at such place or in such other manner (e.g., by electronic delivery of signature pages with originals to follow by overnight delivery) as the parties may agree after all conditions to Closing have been satisfied or waived or at such other time or date as agreed to in writing by the parties hereto. Notwithstanding the foregoing, the Closing shall for all purposes be deemed to occur at the close of business on the Closing Date. The Parties hereto agree that the law firm of Morici & Morici, LLP shall be permitted to hold all necessary executed Transaction Documents in escrow until sufficient proof (being a holding statement in respect of the Shares to be issued upon Closing and confirmation from the Seller’s bank as to receipt of the cash to be paid upon Closing) is provided that the cash and Shares to be delivered to Seller at Closing have been delivered to Seller. Immediately after such proof is provided, Morici & Morici, LLP shall be deemed to have been directed to release the executed Transaction Documents, and the Seller must procure that the documents are so released to the Buyer.

8.2      Closing Deliveries.

(a)    At the Closing, Buyer shall pay the Purchase Price in accordance with this Agreement and shall deliver to Seller:

  i.         Transaction Documents duly executed by Buyer, as applicable, as described in Section 7.3.

 ii.         A certificate, in form and substance reasonably satisfactory to Seller, signed by an authorized officer of Buyer certifying the matters described in Section 7.1.

iii.         A certificate, in form and substance reasonably satisfactory to Seller, signed by the Secretary of Buyer (A) certifying the matters described in Section 7.4, and (B) certifying and attaching a recent certificate of incorporation regarding Buyer from the office of ASIC.

(b)    At the Closing, Seller shall deliver to Buyer:

  i.         The Transferred Assets, including without limitation, copies of all books, records, files, and documents of Seller relating to any of the Transferred Assets or otherwise related or necessary to the commercial exploitation of the Transferred Assets or the Seller’s Business, and without limiting the foregoing, electronic media, with all electronic media to be delivered fully functioning; provided that delivery of all Software which is included in the Transferred Assets shall be made solely by Buyer electronically accessing an online site designated by Seller, and shall not be accomplished by delivery of any physical tangible property; and provided, further, that if Buyer waives the closing condition that a Required Consent be obtained for any Transferred Contract, such Transferred Contract shall not be assigned to Buyer at the Closing, but shall instead be assigned at such time as the Required Consent is obtained, subject to the provisions of Section 5.12.

 ii.         Transaction Documents duly executed by Seller as described in Section 6.4.

iii.         A certificate, in form and substance reasonably satisfactory to Buyer, signed by the Chief Executive Officer of Seller the matters described in Section 6.1.

iv.         A certificate, in form and substance reasonably satisfactory to Buyer, signed by the Secretary of Seller (A) certifying the matters described in Section 6.5, and (B) certifying and attaching a recent good standing certificate regarding Seller from the office of the Secretary of State of the State of New Jersey.

 v.         The Required Consents.

(c)    At or prior to the Closing, Buyer and Mark Roth and Jimmy Chin shall execute and deliver the Employment Agreements.

ARTICLE 9

INDEMNIFICATION

9.1      Seller’s Agreement to Indemnify. Seller shall, indemnify and hold harmless Buyer and its Affiliates, directors, managers, members, officers, employees, attorneys, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) in respect of any and all Damages reasonably incurred by any Buyer Indemnitee in connection with, or resulting from, any or all of the following:

(a)    Any breach of any representation or warranty made by Seller in this Agreement or the Transaction Documents;

(b)    Any breach in the performance of any covenant, agreement or obligation of Seller contained in this Agreement or the Transaction Documents;

(c)    Any Liabilities of Seller or its Affiliates, other than the Assumed Liabilities;

(d)    Any Transfer or Sales Taxes in connection with the transactions contemplated hereunder;

(e)    Any Tax for which Seller is or maybe liable; and

(f)     Any termination or severance commitment to any employees of the Seller.

9.2      Buyer’s Agreement to Indemnify. Buyer shall indemnify and hold, harmless Seller and its Affiliates, directors, managers, members, officers, employees, attorneys, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”) in respect of any and all Damages reasonably incurred by any Seller Indemnitee to the extent caused by any or all of the following:

(a)    Any breach of any representation or warranty made by Buyer in this Agreement or the Transaction Documents;

(b)    Any breach in the performance of any covenant, agreement or obligation of Buyer contained in this Agreement or the Transaction Documents; and

(c)    Any Assumed Liabilities.

9.3      Limitations on Duties to Indemnify.

(a)    Except for their duty to indemnify the other party for claims of fraud or intentional misrepresentation of material facts, the parties’ respective indemnification obligations for a breach of a representation or warranty (other than the representations and warranties set forth in Sections 3.1, 3.2, 4.1, 4.2, 4.4 and 4.7 and the first two sentences of Section 3.6) shall be subject to each of the following limitations:

(b)    An Indemnifying Party has no obligation to indemnify any Indemnitee (i) unless the aggregate of all Damages for which the Indemnifying Party would be liable exceeds on a cumulative basis an amount exceeding $50,000 (the “Threshold Amount”), whereupon the amount of all such Losses (above and below the Threshold Amount), and all subsequent Damages, shall become due and payable; or (ii) if and to the extent such indemnification would cause the aggregate indemnification by such Indemnifying Party under this Article 9 to all Indemnitees to exceed:

  i.           where the Indemnifying Party is the Buyer, $350,000.00; and

ii.	where the Indemnifying Party is the Seller, the cash portion of the Purchase Price to which the Seller would be entitled if it were to become entitled to 100% of all the cash portion of the Earn Out Payments.

9.4 Survival of Representations, Warranties and Covenants.

(a)    All representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained in this Agreement and all claims of any Buyer Indemnitee or Seller Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the execution of this Agreement, and shall expire twelve (12) months following the Closing Date.

(b)    Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in Section 9.5 has been given prior to the expiration of the representation, warranty, covenant, agreement or obligation upon which such claim is based shall not expire, and claims for indemnification thereon may be pursued, until the final resolution of such claim.

(c)    Notwithstanding anything herein to the contrary, indemnification for claims which arise out of the fraud of the Indemnifying Party shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

9.5      Claims for Indemnification. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article 9 in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the applicable periods specified by Sections 9.4(a) or (b), shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent (and only to the extent) that such failure adversely affects the right of the Indemnifying Party to assert all reasonable defenses to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the 20 calendar-day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Party shall have 20 calendar days following its receipt of such notice either (a) to acquiesce in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9 by giving such Indemnitee written notice of such acquiescence or (b) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such 20 calendar-day period, such Indemnifying Party shall be deemed to have acquiesced in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9.

9.6      Defense of Claims. Except as otherwise set forth in the last sentence of this Section 9.6, in connection with any claim which may give rise to indemnity under this Article 9 resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto and in respect of which the Indemnifying Party has not provided a notice disputing or denying liability in accordance with Section 9.5, the Indemnitee must consult with and keep informed the Indemnifying Party from time to time in connection with the management of such claim. Nothing in this Section 9.6 shall be taken to require the Indemnitee to be bound by requirements or suggestions of the Indemnifying Party in connection with the claim, including without limitation in respect of selection of counsel, or the conduct of the defense or settlement thereof.

9.7      Nature of Payments. Except for payments pursuant to the parties’ obligations under Sections 9.1(c) and 9.2(c), any payment under Article 9 shall be treated for tax purposes as an adjustment to the Purchase Price to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

9.8      Exclusive Remedy. After the Closing, and except for claims of fraud or intentional misrepresentation and except for the specific performance (where appropriate under Applicable Law) of covenants or payments to be made post-closing including any Earn Out Payments, the obligations to indemnify under this Article 9 shall provide the exclusive remedy against a party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or Transaction Document.

ARTICLE 10

TERMINATION

10.1    Termination Prior to Closing. Notwithstanding any contrary provisions of this Agreement, the respective obligations of the parties hereto to consummate the Closing may be terminated and abandoned at any time at or before the Closing only as follows:

(a)    By and at the option of Buyer if the Closing shall not have occurred by August 30, 2012; provided that Buyer shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

(b)    By and at the option of Seller if the Closing shall not have occurred by August 30, 2012, provided that Seller shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

(c)    At any time, without liability of any party to the others, upon the mutual written consent of Buyer and Seller.

(d)    By either Buyer or Seller, if the Seller, on the one hand, or Buyer, on the other hand, has materially breached any representations, warranty, covenant or agreement contained herein (provided that such breach is not the result of any breach of any covenant, representation or warranty by the terminating party), which breach has not been cured within 30 days following written notice of such breach by the terminating party, and such breach renders the conditions to the terminating party’s obligation to close, set forth in Article 6 or Article 7, as the case may be, incapable of being satisfied.

(e)    By and at the option of Buyer if Seller makes any material supplementary disclosure after the date of this Agreement and prior to Closing under Section 3.21(a), which would lead to a Material Adverse Effect.

10.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 10.2 and Article XI which shall survive such termination) and there shall be no liability on the part of Buyer or Seller, except for damages resulting from any breach by Buyer or Seller of this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1    Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, PDF or e-mail) and shall be given,

If Buyer, to:

MOKO.mobi Limited

P.O. Box 530

Mt. Lawley, WA, 6921, Australia

With a copy to:

Addisons

Level 12, 60 Carrington Street

Sydney NSW 2000

Australia

Attn: David Selig/Daniel Goldberg

Phone: +61 2 8915 1000

Fax: +61 2 8916 2000

If to Seller, to:

Howmark Mobile Limited Liability Company

39 Brownstone Way

Upper Saddle River, NJ 07458

Attn: Mark Roth

With a copy to :

Morici & Morici LLP

600 Third Avenue

New York, NY 10016

Attn: Michael D. Morici, Jr.

Phone: (212) 687-6050

Fax: (212) 401-4790

11.2    Amendments; No Waivers. Any provisions of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and. remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.3    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

11.4    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.5    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.

11.6    Arbitration, Venue and Jurisdiction.

(a)      Except as otherwise provided in this Agreement, the parties shall promptly submit any disputed matter arising hereunder or any other Transaction Document, including the construction, interpretation, or validity of any provision hereof (including this Section 11.6) or performance thereof, or any other matter relating hereto or thereto arising in connection herewith or therewith or any alleged breach hereof or thereof, whether based upon tort, contract, equity, common law, statute, or otherwise, to arbitration before one arbitrator administered by the American Arbitration Association in New York, New York, in accordance with its Procedures for Complex Commercial Disputes. Judgment on the arbitration award, which shall not include punitive damages, may be entered in any court having jurisdiction. This Section 11.6(a) shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction or as otherwise provided in Section 11.6(c).

(b)      Subject to this Section 11.6, the District Court of the United States, for the Southern District of New York, located in New York, New York, shall be the exclusive venue and have jurisdiction with respect to all matters arising from or relating to the subject matter of this Agreement and any Transaction Documents related thereto; provided, however, if such court determines that it does not have competent jurisdiction, the state court of New York state, located in the Borough of Manhattan, New York City, shall be the venue and have jurisdiction. Each party hereby waives any right each may have to contest personal jurisdiction insofar as any arbitrable matter under this Agreement is concerned, or to assert the doctrine of forum non conveniens, or to object to venue with respect to any suit, action or other proceeding brought in accordance with this Agreement.

(c)    Notwithstanding the provisions of Section 11.6(a), each party shall have the right, without the requirement of first seeking a remedy through any dispute resolution alternative (including arbitration) that has been agreed upon, to seek preliminary injunctive or other equitable relief in any proper court pursuant to Section 5.9 or in the event that such party determines that eventual redress through the dispute resolution alternative will not provide a sufficient remedy for any violation of this Agreement by the other party.

(d)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN SECTION 11.6.

11.7     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other parties.

11.8     Entire Agreement. This Agreement and the ancillary agreements related thereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.9     Titles and Headings; Construction. The titles and headings to Sections herein and to the Exhibits and Schedules hereto are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. The words “include”,

“includes”, “included”, “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

11.10   Severability. If any provision of this Agreement is held invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall not for that reason alone be unenforceable or invalid. In such case, the parties agree to negotiate in good faith to create an enforceable contractual provision to achieve the purpose of the invalid provision. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

11.11   No Third Party Beneficiaries. Neither this Agreement nor any provision hereof will create any right in favor of or impose any obligation upon any person or entity other than Buyer and Seller, including, without limitation, any direct or indirect equity owner or any officer, director or employee of Seller, Buyer or of any such equity owner, and no recourse will be had against any person or entity other than Seller or Buyer by virtue of this Agreement.

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

MOKO.MOBI LIMITED
an Australian corporation

By:
Name:
Title:

HOWMARK MOBILE LLC,
a New Jersey limited liability company

By:	/s/ Mark Roth
Name:	Mark Roth
Title:	CEO

Solely in respect of Section 5.9:

Jimmy Chin

Mark Roth

Harris Schwartz

/s/ Harris Schwartz
Harris Schwartz

Joseph Saviano

Solely in respect of Section 5.9:

Jimmy Chin

Mark Roth

Harris Schwartz

/s/ Howie Schwartz
Howie Schwartz

Joseph Saviano

Solely in respect of Section 5.9:

/s/ Jimmy Chin
Jimmy Chin

/s/ Mark Roth
Mark Roth

Harris Schwartz

Howie Schwartz

Joseph Saviano

Solely in respect of Section 5.9:

Jimmy Chin

Mark Roth

/s/ Harris Schwartz
Harris Schwartz

Howie Schwartz

Joseph Saviano

Solely in respect of Section 5.9:

Jimmy Chin

Mark Roth

Harris Schwartz

Howie Schwartz

/s/ Joseph Saviano
Joseph Saviano

Schedule 1 – Period Before Closing

(Section 5.13)

The Seller must not:

1	conduct the Seller’s Business in such a manner that changes the nature of the Seller’s Business, except that Joseph R. Saviano will become a Member of the Seller and interest in the company of the Seller will be transferred to him;
2	enter into, vary or terminate any contract or commitment relating to the Seller’s Business requiring it to pay more than $20,000 per annum or for more than 1 year, except as set forth on Schedule 3.17(e);
3	acquire or dispose of any Transferred Assets (other than the sale and purchase of Stock in the ordinary course of business) whose aggregate value exceeds $10,000;
4	fail to pay, perform or discharge any liabilities relating to the Seller’s Business as they fall due;
5	change any accounting method, practice or principle used by it;
6	fail to fully comply with all Applicable Laws binding on it or affecting the Transferred Assets, including without limitation complying with all relevant Authorizations;
7	fail to maintain and protect the Transferred Assets, including fully and punctually complying with all applicable requirements and orders of any Governmental Authority where non-compliance would or might impose a Lien or other liability, restriction or disability on the Transferred Assets;
8	fail to keep and maintain proper records and make true and complete entries of all its dealings and transactions relating to the Seller’s Business;
9	destroy any records maintained for the Seller’s Business;
10	do or allow to be done, anything which may adversely affect the goodwill of the Seller’s Business or the Seller’s relationship with its employees or its customers and suppliers in respect of the Seller’s Business;
11	fail to consult and keep the Buyer informed in relation to material decisions affecting the Seller’s Business and its management;
12	make any decisions regarding a material matter affecting the Seller’s Business without first obtaining the consent of the Buyer, which consent must not be unreasonably withheld;
13	fail to obtain and maintain in full force all Authorizations required for or in connection with the Transferred Assets;
14	vary, terminate or fail to renew any of the Transferred Contracts, Authorizations or commitments in relation to the Seller’s Business;
15	create, or agree to create, any Lien over any Transferred Assets or redeem, or agree to redeem, any existing Lien over any Transferred Asset;

16	cancel any existing insurance policy in relation to the Seller’s Business unless a replacement policy (on terms no less favorable to the Seller, if available in the market place) has been put in place;
17	do or omit to do anything which would make any policy of insurance relating to the Seller’s Business void or voidable or might result in an increase in the premium payable under insurance policy or adversely affect the Buyer’s ability to procure equivalent insurance in the future;
18	incur any liability outside the Ordinary Course of Business or in excess of $5,000.00;
19	purchase or lease, or enter into any agreement, arrangement or obligation to purchase or lease, any motor vehicle, other plant and equipment or any freehold or leasehold property;
20	engage any new permanent employee in the Seller’s Business;
21	terminate or encourage the resignation of any employee, except in accordance with current personnel practices or for good cause;
22	change the terms of employment (including remuneration or other benefits) of any of the Designated Employees;
23	provide, or agree to provide, a gratuitous payment or benefit to any Designated Employee or any of his or her dependants; or
24	do anything but use best endeavors to retain key employees and senior management of the Seller’s Business.

Schedule 2.6(c) – EBITDA Forecast

(Section 2.6(c))

Quarter ending	EBITDA forecast ($)
September 30, 2012	75,000	*
December 31, 2012	75,000
March 31, 2013	75,000
June 30, 2013	75,000
September 30, 2013	125,000
December 31, 2013	125,000
March 31, 2014	125,000
June 30, 2014	125,000

* - Subject to adjustment and reduction in accordance with Section 2.6(c)

4:59 PM	Howmark
07/17/12	A/R Aging Summary
As of June 30, 2012

	Current	1 - 30	31 - 60	61 - 90	> 90	TOTAL
ACQ Agency	0.00	0.00	0.00	0.00	810.00	810.00
AdHedge Customer	0.00	37.00	0.00	370.00	784.40	1,191.40
BoxPay/Global Billing	4,179.00	0.00	0.00	0.00	0.00	4,179.00
Break time Studios	3,199.84	0.00	0.00	0.00	0.00	3,199.84
Buongiomo	4,248.00	59,940.00	0.00	0.00	0.00	64,188.00
Cellfish	0.00	78.00	0.00	0.00	0.00	78.00
Click2call	2,604.50	1,945.50	0.00	0.00	0.00	4,550.00
College Bound	4,800.00	10,867.44	0.00	0.00	0.00	15,667.44
ComScore	312.00	1,248.00	0.00	0.00	0.00	1,560.00
Cunet	3,842.00	1,581.00	0.00	110.00	0.00	5,533.00
Cupid	1,200.80	1,536.00	0.00	0.00	0.00	2,736.80
Deniro Marketing - Spice or nice	201.00	96.00	0.00	134.00	917.00	1,348.00
Direct media Power	0.00	0.00	0.00	0.00	1,311.00	1,311.00
DMI Partners	0.00	0.00	0.00	0.00	200.00	200.00
FlirtyMob	5,000.00	3,794.40	0.00	0.00	0.00	8,794.40
Fluent	0.00	0.00	0.00	0.00	202.00	202.00
fooCall	0.00	0.00	0.00	0.00	115.05	115.05
Game Theory Client	920.00	0.00	0.00	0.00	0.00	920.00
H2H Interactive	0.00	282.00	0.00	0.00	0.00	282.00
HLG	30.00	0.00	0.00	0.00	0.00	30.00
hP Marketing	5,950.50	25.50	0.00	0.00	0.00	5,976.00
ihookup	355.00	230.00	0.00	0.00	0.00	585.00
Impact Radius	1,630.00	1,522.00	0.00	0.00	0.00	3,152.00
Integrated/Hair Club	2,090.00	0.00	0.00	0.00	0.00	2,090.00
Jesta Digtial	219.50	0.00	0.00	0.00	0.00	219.50
Leadnomics	4,886.00	0.00	0.00	0.00	0.00	4,886.00
Leads99	0.00	0.00	0.00	0.00	2,220.90	2,220.90
Lesko	3,000.00	0.00	0.00	0.00	0.00	3,000.00
Media 160 - B2Mobile	0.00	0.00	0.00	0.00	822.65	822.65
Meet Moi	58,590.25	0.00	0.00	0.00	0.00	58,590.25
Mid 10	23,654.00	8,742.00	0.00	0.00	1,545.00	33,941.00
Mobile Active	0.00	0.00	0.00	0.00	0.00	0.00
Mobile Fuse	241.50	192.00	0.00	0.00	0.00	433.50
Mobitrans - Mozook	124.10	0.00	0.00	0.00	0.00	124.10
Moko	503.00	0.00	0.00	0.00	0.00	503.00
Netspend	88,186.50	10.00	0.00	0.00	0.00	88,196.50
NextStepU	21,500.00	23,836.03	0.00	0.00	0.00	45,336.03
Offerweb	0.00	792.00	0.00	0.00	0.00	792.00
Pocket Gem	0.00	0.00	0.00	0.00	528.00	528.00
progressus Media	1,100.00	0.00	0.00	0.00	0.00	1,100.00
qikFlirt	0.00	0.00	0.00	81.00	516.00	597.00
RexDirect	0.00	1,781.30	0.00	0.00	0.00	1,781.30
Ring 2 Media	271.00	0.00	0.00	0.00	0.00	271.00
SendMe	3,365.00	1,800.00	0.00	166.00	0.00	5,331.00
Tap Pet Hotel	0.00	0.00	0.00	0.00	837.10	837.10
Teligence	4,569.60	0.00	0.00	0.00	0.00	4,569.60
TinyCo	0.00	0.00	0.00	960.00	0.00	960.00
TTC	0.00	0.00	0.00	0.00	779.40	779.40
Voodoo Upsnap	0.00	7.00	0.00	0.00	5,528.00	5,535.00
Wicked Media - TextNDate	0.00	0.00	0.00	0.00	0.00	0.00
XY7 Rapid Response	0.00	0.00	0.00	0.00	335.00	335.00
Zapaya Inc	536.25	0.00	0.00	0.00	0.00	536.25
TOTAL	251,309.34	120,343.17	0.00	1,821.00	17,451.50	390,925.01

Schedule 4 – Receivables

(Section 1)

Schedule 5 – Non-competition

(Section 5.9(b))

On or prior to January 26, 2014, Howard Schwartz shall not, directly or indirectly, participate, engage or assist in any Competitive Activities in the United States of America. Notwithstanding the foregoing, nothing contained in this Schedule 5 shall be deemed to prohibit Howard Schwartz from acquiring or holding, solely for passive investment, securities of any company (being less than 50% of the issued and outstanding securities or ownership interests of such company), engaged in Competitive Activities with the Business.

The Buyer acknowledges and agrees that Howard Schwartz established an entity named Human Demand, Inc. (“Human Demand”), that has engaged in business since January 2012, and that Schwartz is the majority shareholder, and an officer, employee and director of that entity. Human Demand engages in mobile-related advertising. Accordingly, the restrictive provisions contained below are intended to be interpreted consistently with the ongoing business of Human Demand, Inc.

In this Schedule 5 (Section 5.9(b):

“Business” means the development and operation of a mobile-based cost per action network, and the development of related technology; provided, however, the Permitted Activities shall not be deemed to be included in the Business. A “network” for purposes hereof means an advertising network that serves as a broker between advertisers and publishers/affiliates for purpose of displaying the advertiser’s campaign on the mobile websites of publishers and affiliates. In connection therewith, the advertiser only pays for agreed upon actions by end users, and the affiliates and publishers (who send traffic) agree to be paid only for the same defined actions when they occur. The network collects payment from the advertiser and then deducts a commission before paying the affiliate/publisher. A “network” for purposes of this definition accepts only mobile traffic from affiliates/publishers in contrast to a web-based network which may accept both mobile and general web traffic. Notwithstanding anything to the contrary, the definition of “Business” specifically excludes any mobile-based network that is not predicated on cost per action, including without limitation, (i) Cost per install (CPI) or Pay per install (PPI) or Pay per download (PPD) or any and all campaigns for mobile Apps (applications), and (ii) advertising network activities including representing or brokering publisher inventory on a CPC (cost per click) or CPM (cost per thousand) basis. For purposes of clarity, no restriction exists for any network and/or their affiliates or publishers to become a customer or use the services or platform of Human Demand, and nothing herein prevents Human Demand from “white-labeling” its platform to any mobile-based network that is not predicated on cost per action, including without limitation, (i) Cost per install (CPI) or Pay per install (PPI) or Pay per download (PPD) or any and all campaigns for mobile Apps (applications), and (ii) advertising network activities including representing or brokering publisher inventory on a CPC (cost per click) or CPM (cost per thousand) basis.

“Competitive Activities” means any of the following activities or businesses, whether engaged in directly or indirectly developing, producing, marketing, selling, performing or distributing products or services that compete with the Business. Notwithstanding the foregoing, the Permitted Activities shall not be deemed to be “Competitive Activities”.

“Permitted Activities” means

•	Publishing content and/or providing training, consulting services, tools and workshops in the web-based and mobile device-based affiliate marketing industry, including through HJ Ventures International, Inc., Human Demand, Inc., AI & JS Enterprises, Inc., Luxury Web, Inc., Second Venture Corporation, and other marketing partners.

•	Investing in, purchasing, operating, publishing, distributing and/or developing mobile-based applications and product or service offerings. Acting as an employee, officer shareholder and/or director of Human Demand, Inc. shall be deemed a Permitted Activity.

(Section 5.9(c))

On or prior to January 26, 2014, Harris Schwartz and Joseph Saviano shall not, directly or indirectly, participate, operate any business competitive with the Business in the United States of America. Notwithstanding the foregoing, nothing contained in this Schedule 5 shall be deemed to prohibit Harris Schwartz and Joseph Saviano from directly or indirectly acquiring or holding, solely for passive investment, securities of any company (being less than 50% of the issued and outstanding securities or ownership interests of such company), engaged in Competitive Activities.

In this Schedule 5 (Section 5.9(c):

“Business” means the development and operation of a mobile-based cost per action network, and the development of related technology; provided, however, the Permitted Activities shall not be deemed to be included in the Business. A “network” for purposes hereof means an advertising network, that serves as a broker between advertisers and publishers/affiliates for purpose of displaying the advertiser’s campaign on the mobile websites of publishers and affiliates. In connection therewith, the advertiser only pays for agreed upon actions by end users, and the affiliates and publishers (who send traffic) agree to be paid only for the same defined actions when they occur. The network collects payment from the advertiser and then deducts a commission before paying the affiliate/publisher. A “network” for purposes of this definition accepts only mobile traffic from affiliates/publishers in contrast to a web-based network which may accept both mobile and general web traffic. Notwithstanding anything to the contrary, the definition of “Business” specifically excludes any mobile-based network that is not predicated on cost per action, including without limitation, (i) Cost per install (CPI) or Pay per install (PPI) or Pay per download (PPD) or any and all campaigns for mobile Apps (applications), and (ii) advertising network activities including representing or brokering publisher inventory on a CPC (cost per click) or CPM (cost per thousand) basis.” For purposes of clarity, no restriction exists for any network and/or their affiliates or publishers to become a customer or use the services or platform of Human Demand, and nothing herein prevents Human Demand from “white-labeling” its platform, to any mobile-based network that is not predicated on cost per action, including without limitation, (i) Cost per install (CPI) or Pay per install (PPI) or Pay per download (PPD) or any and all campaigns for mobile Apps (applications), and (ii) advertising network activities including representing or brokering publisher inventory on a CPC (cost per click) or CPM (cost per thousand) basis.

“Competitive Activities” means any of the following activities or businesses, whether engaged in directly or indirectly developing, producing, marketing, selling, performing or distributing products or services that compete with the Business. Notwithstanding the foregoing, the Permitted Activities shall not be deemed to be “Competitive Activities”.

“Permitted Activities” means

•	Acting as an director, consultant or employee providing financial services and advice to any company, some of all of the activities of which are competitive with the Business

EXECUTION COPY

HOWMARK MOBILE LLC DISCLOSURE SCHEDULE

The Howmark Mobile LLC Disclosure Schedules attached hereto, including the attachments thereto, are subject to the following terms and conditions:

1.	The inclusion of any fact or item in a section on these Howmark Mobile LLC Disclosure Schedules, which section requires the listing of a “material” item, is not deemed to be an admission or representation that the included item is “material.”

2.	All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement between Howmark Mobile LLC, as Seller, and Moko.Mobi Limited, as Buyer, dated August , 2012 (the “Agreement”).

3.	Any heading on any section of these Howmark Mobile LLC Disclosure Schedules is inserted for convenience only and shall not create a different standard for disclosure than that provided for in the Agreement.

4.	Any item, document or disclosure contained in one section or sections of these Howmark Mobile LLC Disclosure Schedules shall be deemed to also be disclosed in any other section or sections of these Howmark Mobile LLC Disclosure Schedules in which it is applicable, but only if it is reasonably apparent on the face of such other section or sections that such item, document or disclosure was applicable to such other section or sections.

Schedule 2.1(a)

Seller’s IP & Seller’s Marks

1.	The development, graphics, and code for www.Offermobi.com

2.	Multivariate Split Testing of Landing Pages and Optimization Platform including without limitation user interface, API, rules based landing page optimization based on conversion data

3.	Mobile User Agent and Device Detection and Redirection and Mobile Carrier and Wifi Detection and Redirection

4.	Mobile CRM, Lead Management, and Host And Post online reporting and advertiser integration and user interface

5.	Offer Rotation, Management and Reporting and Decisioning (“Offermobi Rotator”) which features include but are not limited to:

a.	detection and redirection of web and mobile traffic
b.	features and rules include but are not limited to percentage, time, country, brand, operating system, carriers
c.	traffic reporting, statistics, and filtering
d.	campaign management system for high volume projects and multiple redirection goals and reports
e.	user interface include labeling system

6.	Mobile Reporting System (“Offermobi Superadmin”) which features include but are not limited to:

a.	collects data (leads, visits) from any external host and post system
b.	generates statistics and charts
c.	reporting on top referers, global visits and conversions, multiple domain stats, split test reporting, top domains, and live statistics
d.	user interface

The following items are licensed from Human Demand, Inc. and not owned by Howmark Mobile LLC:

1.	Mobile Ad Server: The Ad server is built upon Open Source technology from OpenX

2.	Web-based publisher tools, including, without limitation:

(b)	http://www.offermobi.com/page/tools/;
(c)	3search;
(d)	Mobile Preview;
(e)	Mobile Google Difference;
(f)	Mobile Bing Difference;
(g)	Mobile Yahoo Difference;
(h)	Compare 4 Mobile Device Preview;
(i)	Mobi Domain Search;
(j)	3 Mobile Browsers Compare;
(k)	Mobile IP search;
(1)	QR Code Generator;
(m)	SMS Counter;

3.	Advertising Intelligence and Banner/Text Advertising Tracking platform which includes tracking and reporting of mobile-based and web-based advertisements

4.	12x.mobi including without limitation url shortener features, reporting, user interface, and analytics platform

Schedule 2.1(b)

Assets (Equipment)

The disclosure under Sections 2.1(d) of the Howmark Mobile LLC Schedules is incorporated herein by reference.

Schedule 2.1(c)

Transferred Contracts

The disclosure under Sections 3.5, 3.9(a)(i), 3.9(a)(ii) and 3.13(b)(i) of the Howmark Mobile LLC Schedules is incorporated herein by reference.

1.	OfferMobi Network Advertiser Agreement, dated May 23, 2012, by and between HowMark Mobile LLC d/b/a the OfferMobi Network, and Global Billing Solutions

2.	OfferMobi Advertiser Insertion Order, dated May 23, 2012, by and between HowMark Mobile LLC d/b/a the OfferMobi Network, and Global Billing Solutions

3.	Howmark Mobile LLC (Offer Mobi.com) Insertion Order by and between HowMark Mobile LLC d/b/a the OfferMobi Network, and College Bound

4.	OfferMobi Advertiser Insertion Order, dated January 30, 2012, by and between HowMark Mobile LLC d/b/a the OfferMobi Network, and comScore, Inc.

5.	OfferMobi Advertiser Insertion Order, dated January 23, 2012, by and between HowMark Mobile LLC d/b/a the OfferMobi Network, and Dada Entertainment LLC

6.	OfferMobi Network Advertiser Agreement, dated January 23, 2012, by and between HowMark Mobile LLC d/b/a the OfferMobi Network, and Dada Entertainment LLC

7.	OfferMobi Advertiser Insertion Order, dated June 2012, by and between HowMark Mobile LLC d/b/a the OfferMobi Network, and MeetMoi Inc.

8.	Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less

9.	Mobile Affiliate Marketing Agreement by and between Netspend Corporation and Marketer

10.	OfferMobi.com Insertion Order, dated February 26, 2010 with ComScore

11.	Media Buying Agreement & OfferMobi.com Insertion Order, dated April 30, 2010 with CUnet, LLC

12.	Media Buying Agreement & OfferMobi.com Insertion Order, dated May 3, 2010 with CUnet, LLC

13.	OfferMobi Advertiser Insertion Order, dated March 28, 2011, by and between HowMark Mobile LLC d/b/a the OfferMobi Network, and Next Step U

14.	Service Agreement Addendum between HasOffers and OfferMobi, dated August 11, 2011

15.	HasOffers Services Agreement between HasOffers and OfferMobi

Schedule 2.1(d)

Employee Assets

1.	Two Laptops

2.	Two Monitors

Schedule 2.1(e)

Domain Names

1.	autoinsurancefinder.mobi

2.	eduofferscentral.com

3.	goautoinsurance.mobi

4.	healthinsurancefinder.mobi

5.	lifeinsurancefinder.mobi

6.	mobilepromotionalnetwork.com

7.	mobitracking.com

8.	myautoinsurancefinder.mobi

9.	offermobi.biz

10.	offermobi.co.uk

11.	offermobi.com

12.	offermobi.info

13.	offermobi.me

14.	offermobi.mobi

15.	offermobi.net

16.	offermobi.org

17.	offermobi.tv

18.	offermobi.us

19.	offermovi.com

20.	Trackmobi.com

Schedule 2.2(b)

Trade Accounts Payables

	Current	1 - 30	31 - 60	61 - 90	> 90	TOTAL
Airpush	0.00	8,014.04	0.00	0.00	0.00	8,014.04
Hasoffers.com	0.00	0.00	1,892.86	0.00	0.00	1,892.86
Humand Demand	0.00	7,204.35	0.00	0.00	0.00	7,204.35
IM Product Liabilities *	0.00	0.00	0.00	0.00	175,000.00	175,000.00	Excluded
inMobi	0.00	231.53	0.00	0.00	0.00	231.53
JNJ Mobile, Inc	0.00	0.00	0.00	0.00	9,273.69	9,273.69
Jumptap	0.00	0.00	17,894.00	13,476.19	55,135.28	86,505.47
Millennialmedia	0.00	0.00	0.00	0.00	17,874.90	17,874.90
Reitler Kailas Rosenblatt*	0.00	0.00	0.00	0.00	36,737.42	36,737.42	Excluded
TOTAL	0.00	15,449.92	19,786.86	13,476.19	294,021.29	342,734.26

*The trade accounts payable marked excluded will not be assumed by Buyer and are deemed Excluded Liabilities. All others listed above will be assumed by the buyer.

In addition to the above, there are also affiliate payables. As discussed with Moko, this amount is in constant flux and changes daily based on changes on amounts owed and on payments being sent out.

We estimate that based on the closing occurring in the last week of July, there will be approximately $100,000.00 remaining to be paid out to affiliates. Any amounts due to affiliates are considered trade payables and are the responsibility of the buyer.

Schedule 2.3(a)

Prepaid Taxes and Other Expenses

N/A

Schedule 2.3(b)

Assets not used in the Seller’s Business

N/A

Schedule 2.4(c)

Excluded Liabilities

The disclosure under Sections 2.2(b) of the Howmark Mobile LLC Schedules is incorporated herein by reference.

Schedule 2.6(c)

EBITDA Forecast

[See Asset Purchase Agreement]

EXECUTION COPY

Schedule 2.7(a) – Purchase Price Allocation

(Section 2.7(a))

Asset	Purchase Price Allocation ($)
Seller’s IP	3,000,000.00
Equipment	50,000.00
Transferred Contracts	1.00
Employee Assets	10,000.00
Websites, domain names etc referred to in Section 2.1(e)	100,000.00
Advertising, marketing and sales materials referred to in Section 2.1(f)	50,000.00
Files, invoices etc referred to in Section 2.1(g)	300,000.00
Receivables	300,000.00
Goodwill	1,189,999.00
Total	5,000,000.00

Schedule 3.2

Capitalization

Howard Schwartz	451,740
Mark Roth	418,216
Jimmy Chin	100,000
Harris Schwartz	30,000
Subtotal	1,000,000

Joe Saviano	37,500

Schedule 3.5

Non- Exclusive Licensed IP

1.	License Agreement, by and between Howmark Mobile LLC and Human Demand, Inc.

Schedule 3.9(a)(i)

Seller’s Agreements

The disclosure under Section 3.5 of the Howmark Mobile LLC Schedules is incorporated herein by reference.

1.	Intellectual Property Assignment Agreement, by and between Howmark Mobile LLC and Human Demand, Inc.

Schedule 3.9(a)(ii)

Software Licenses

1.	Domain Name Assignment, dated as of February 4, 2010, by and between Howmark Mobile LLC, Denmar Management LLC, and Mark Roth

2.	Intellectual Property Assignment Agreement, dated as of February 4, 2010, by and between Howard Schwartz and Howmark Mobile LLC

3.	License Agreement, dated as of February 4, 2010, by and between Howard Schwartz, Mark Roth, HJ Ventures International, Inc., Denmar Management LLC, and Howmark Mobile LLC

4.	License Agreement, by and between Human Demand, Inc., and Howmark Mobile LLC

Schedule 3.9(a)(iii)

License Fees or Royalties

N/A

Schedule 3.9(d)

Real Property Leases

1.	Renewal Agreement with Regus for Office Space, terminating on September 1, 2012

Schedule 3.10(i)

Approvals of Governmental Authorities

N/A

Schedule 3.10(ii)

Required Consents

1.	Joint Written Consent of the Managers and Members of Howmark Mobile Limited Liability Company, by and between Howmark Mobile LLC and Howard Schwartz, Harris Schwartz, Mark Roth, Jimmy Chin, and Joseph Saviano

2.	Written Consent of the Bridge Note Holders of Howmark Mobile Limited Liability Company, by and between Howmark Mobile LLC and Howard Schwartz

3.	Written Consent of the Bridge Note Holders of Howmark Mobile Limited Liability Company, by and between Howmark Mobile LLC and Joseph Saviano

4.	Written Consent of the Bridge Note Holders of Howmark Mobile Limited Liability Company, by and between Howmark Mobile LLC and Christine Tate

5.	Written Consent of the Bridge Note Holders of Howmark Mobile Limited Liability Company, by and between Howmark Mobile LLC and Angel Round Capital Fund, L.P.

6.	Written Consent of the Bridge Note Holders of Howmark Mobile Limited Liability Company, by and between Howmark Mobile LLC and Matthew P. Hogan

7.	Written Consent of the Bridge Note Holders of Howmark Mobile Limited Liability Company, by and between Howmark Mobile LLC and Jeffrey S. Johnson

8.	Written Consent of the Bridge Note Holders of Howmark Mobile Limited Liability Company, by and between Howmark Mobile LLC and Frank Scott

9.	Written Consent of the Bridge Note Holders of Howmark Mobile Limited Liability Company, by and between Howmark Mobile LLC and Judith Anne Boice

10.	Written Consent of the Bridge Note Holders of Howmark Mobile Limited Liability Company, by and between Howmark Mobile LLC and Jean M. Masherjian

11.	Written Consent of the Bridge Note Holders of Howmark Mobile Limited Liability Company, by and between Howmark Mobile LLC and Arthur Frishman

12.	Written Consent of the Bridge Note Holders of Howmark Mobile Limited Liability Company, by and between Howmark Mobile LLC and Jeffrey T. Heller

Schedule 3.13(a)

Seller’s IP and Seller’s Software

The disclosure under Sections 2.1(a), 2.1(e), 3.5, 3.9(a)(i), 3.8(a)(ii), and 3.13(d) of the Howmark Mobile LLC Schedules is incorporated herein by reference.

Schedule 3.13(b)(i)

Persons with Knowledge of Seller’s Source Code

1.	Mark Roth

2.	Jimmy Chin

Schedule 3.13(b)(ii)

Employee’s Nondisclosure Agreements

1.	Proprietary Information and Competitive Activities Agreement, as amended, by and between Howmark Mobile LLC and Howard Schwartz

2.	Proprietary Information and Competitive Activities Agreement, by and between Howmark Mobile LLC and Jimmy Chin

3.	Proprietary Information and Competitive Activities Agreement, by and between Howmark Mobile LLC and Mark Roth

Schedule 3.13(d)

Nonexclusive Licenses granted by Seller in the Ordinary Course of Business

The disclosure under Section 3.5, 3.9(a)(i), 3.9(a)(ii) of the Howmark Mobile LLC Schedules is incorporated herein by reference.

Schedule 3.13(f)

Open Source Software

N/A

Schedule 3.13(g)(iii)

Problems with Seller’s Business during 2011 and 2012

N/A

Schedule 3.13(g)(iv)

Seller’s Patches with respect to the Seller’s Business during 2011 and 2012

N/A

Schedule 3.13(i)

Third Party Software

Hasoffers

Ring Revenue

Schedule 3.16

Financial Statements

1.	Howmark Mobile LLC A/R Aging Summary, dated as of May 31, 2012

2.	Howmark Mobile LLC A/P Aging Summary, dated as of May 31, 2012

3.	Howmark Mobile LLC Balance Sheet, dated as of May 31, 2012

4.	Howmark Mobile LLC Profit & Loss Accrual Basis, from January 2012 through May 2012

Schedule 3.17(e)

1.	Russell DeCorte - Hired as of July 2, 2012, with a salary of $40,000.00 per year plus commission

Schedule 3.18(i)

Designated Employees

2.	Mark Roth

3.	Jimmy Chin

4.	Russell DeCorte - Hired as of July 2, 2012, with a salary of $40,000.00 per year plus commission

Schedule 3.18(ii)

Independent Contractors

1.	Rodney Lui

2.	Mason Tanner

3.	Dom Grecco

4.	Mia Croton

5.	Ernesto Camayra Jr.

6.	Darlene Zarah Bayani

7.	Freddie Zabala

Schedule 3.19(a)

Designated Employee Information

See Employment Agreements

Schedule 3.19(b)

Compensation Programs

See Employment Agreements

Schedule 3.20

Insurance Policies

1.	Howmark Mobile LLC Insurance Policy, dated June 13, 2012

2.	Howmark Mobile LLC Workers Compensation and Employers Liability Policy